
                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                         RECEIVABLES PURCHASE AGREEMENT

                          Dated as of December 30, 2003

                                      among

                         NIPSCO RECEIVABLES CORPORATION

                                  as the Seller

                                       and

                                   CAFCO, LLC

                            as the Conduit Purchaser

                                       and

                                 CITIBANK, N.A.,

                                       and

                     DANSKE BANK A/S, CAYMAN ISLANDS BRANCH

                             as the Bank Purchasers

                                       and

                          CITICORP NORTH AMERICA, INC.

                                  as the Agent

                                       and

                     NORTHERN INDIANA PUBLIC SERVICE COMPANY

                                 as the Servicer

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                                TABLE OF CONTENTS

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                                                                                               Page
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
ARTICLE I  DEFINITIONS.................................................................          1

         SECTION 1.01  Certain Defined Terms...........................................          1

         SECTION 1.02  Other Terms.....................................................         22

ARTICLE II  AMOUNTS AND TERMS OF THE PURCHASES.........................................         22

         SECTION 2.01  Purchase Facility...............................................         22

         SECTION 2.02  Making Purchases................................................         23

         SECTION 2.03  Receivable Interest Computation.................................         24

         SECTION 2.04  Settlement Procedures...........................................         25

         SECTION 2.05  Payment of Certain Fees.........................................         28

         SECTION 2.06  Payments and Computations, Etc..................................         28

         SECTION 2.07  Dividing or Combining Receivable Interests......................         29

         SECTION 2.08  Increased Costs.................................................         29

         SECTION 2.09  Taxes...........................................................         30

         SECTION 2.10  Security Interest...............................................         31

ARTICLE III  CONDITIONS OF PURCHASES...................................................         32

         SECTION 3.01  Conditions Precedent to Initial Purchase........................         32

         SECTION 3.02  Conditions Precedent to All Purchases and Reinvestments.........         33

ARTICLE IV  REPRESENTATIONS AND WARRANTIES.............................................         34

         SECTION 4.01  Representations and Warranties of the Seller....................         34

         SECTION 4.02  Representations and Warranties of the Servicer..................         37

ARTICLE V  COVENANTS...................................................................         38

         SECTION 5.01  Covenants of the Seller.........................................         38

         SECTION 5.02  Agreed Upon Procedures..........................................         45

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
ARTICLE VI  ADMINISTRATION AND COLLECTION OF RECEIVABLES...............................         46

         SECTION 6.01  Designation of Servicer.........................................         46

         SECTION 6.02  Duties of Servicer..............................................         46

         SECTION 6.03  Certain Rights of the Agent.....................................         48

         SECTION 6.04  Rights and Remedies.............................................         49

         SECTION 6.05  Covenants of the Servicer.......................................         50

         SECTION 6.06  Indemnities by the Servicer.....................................         50

         SECTION 6.07  Cash Collateral Account.........................................         51

ARTICLE VII  EVENTS OF TERMINATION.....................................................         53

         SECTION 7.01  Events of Termination...........................................         53

ARTICLE VIII  THE AGENT................................................................         55

         SECTION 8.01  Authorization and Action........................................         55

         SECTION 8.02  Agent's Reliance, Etc...........................................         55

         SECTION 8.03  CNAI and Affiliates.............................................         56

         SECTION 8.04  Indemnification of Agent........................................         56

         SECTION 8.05  Delegation of Duties............................................         56

         SECTION 8.06  Action or Inaction by Agent.....................................         56

         SECTION 8.07  Notice of Events of Termination; Action by Agent................         57

         SECTION 8.08  Non-Reliance on Agent and Other Parties.........................         57

         SECTION 8.09  Successor Agent.................................................         57

ARTICLE IX  INDEMNIFICATION............................................................         58

         SECTION 9.01  Indemnities by the Seller.......................................         58

ARTICLE X  MISCELLANEOUS...............................................................         60

         SECTION 10.01  No Waiver; Amendments, Etc.....................................         60

         SECTION 10.02  Notices, Etc...................................................         61
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
         SECTION 10.03  Assignability..................................................         61

         SECTION 10.04  Costs and Expenses.............................................         63

         SECTION 10.05  No Proceedings.................................................         63

         SECTION 10.06  Confidentiality................................................         63

         SECTION 10.07  GOVERNING LAW..................................................         64

         SECTION 10.08  Execution in Counterparts......................................         64

         SECTION 10.09  Integration; Binding Effect; Survival of Termination...........         64

         SECTION 10.10  Consent to Jurisdiction........................................         65

         SECTION 10.11  WAIVER OF JURY TRIAL...........................................         65

         SECTION 10.12  Ratable Payments...............................................         65

         SECTION 10.13  Limitation of Liability........................................         65

         SECTION 10.14  Intent of the Parties..........................................         66

         SECTION 10.15  Release Upon Termination.......................................         66

                                    SCHEDULES

SCHEDULE I      -      Blocked Account Banks
SCHEDULE II     -      Credit and Collection Policy
SCHEDULE III    -      Special Concentration Limits

                                   ANNEXES

ANNEX A         -      Form of Monthly Report
ANNEX B         -      Form of Blocked Account Agreement
ANNEX C         -      Form of Assignment and Acceptance
ANNEX D         -      Form of Funds Transfer Letter
ANNEX E         -      Forms of Termination Agreements
ANNEX F         -      Forms of Contracts
ANNEX G         -      Form of Cash Collateral Agreement
ANNEX H                Additional Representations and Warranties of the Seller

                         RECEIVABLES PURCHASE AGREEMENT

                          Dated as of December 30, 2003

                  THIS RECEIVABLES PURCHASE AGREEMENT (this "Agreement") is entered into as of December 30, 2003 by and among (i) NIPSCO RECEIVABLES CORPORATION, an Indiana corporation, as Seller, (ii) CAFCO, LLC, a Delaware limited liability company, as Conduit Purchaser, (iii) CITIBANK, N.A. (together with any successor thereto, "Citibank") and Danske Bank A/S, Cayman Islands Branch (together with any successor thereto, "Danske"), each as a Bank Purchaser, (iv) CITICORP NORTH AMERICA, INC., a Delaware corporation (together with any successor thereto, "CNAI"), as Agent for the Conduit Purchaser and the Bank Purchasers, and (v) NORTHERN INDIANA PUBLIC SERVICE COMPANY, an Indiana corporation, as Servicer.

                  PRELIMINARY STATEMENTS. The Seller has acquired, and may continue to acquire, Receivables from NIPSCO, either by purchase or by contribution to the capital of the Seller. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as "Receivable Interests") in the Receivables. The Conduit Purchaser may, in its sole discretion, purchase such Receivable Interests, and the Bank Purchasers have agreed to purchase such Receivable Interests, in each case on the terms and conditions set forth herein. Accordingly, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Accounting Based Consolidation Event" means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Conduit Purchaser that are the subject of this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of Citibank or the Agent or any of their affiliates as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation or release, including, without limitation, the Financial Accounting Standards Board Interpretation No. 46, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of Citibank or the Agent or any of their affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.

                  "Adjusted Eurodollar Rate" means, for any Fixed Period, an interest rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

                  "Adverse Claim" means a lien, security interest or other charge or encumbrance, or other right or claim in, of or on any asset or property of a Person in favor of another Person.

                  "Affected Person" has the meaning specified in Section 2.08.

                  "Affiliate" means, for any Person, any other Person which (i) is a Subsidiary of such Person or (ii) directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  "Agent" means CNAI, in its capacity as contractual representative for the Conduit Purchaser and Bank Purchasers hereunder, and any successor thereto in such capacity appointed pursuant to Article VIII.

                  "Agent's Account" means the special account (account number 4063-6695) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York or such other account as the Agent shall designate in writing to the Seller and the Servicer.

                  "Aggregate Commitment" means, at any time, the total of the Commitments of all Bank Purchasers at such time.

                  "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of:

                           (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank's base rate; and

                           (b)      the Federal Funds Rate plus 0.50%.

                  "Amortization Date" means, for any Receivable Interest, (i) in the case of a Receivable Interest owned by the Conduit Purchaser, the earlier of
(a) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance and (b) the Termination Date and
(ii) in the case of a Receivable Interest owned by a Bank Purchaser, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least five Business Days in advance and (b) the Termination Date.

                  "Applicable Eurodollar Rate Margin" means a rate per annum equal to (i) 0.95% during a Level 1 Ratings Period, Level 2 Ratings Period or Level 3 Ratings Period, (ii) 1.25% during any period of time (other than a Level 1 Ratings Period, a Level 2 Ratings Period or a Level 3 Ratings Period) during which NIPSCO's Debt Rating has not been withdrawn by either S&P or Moody's and is no less than BB+ by S&P and Ba1 by Moody's, and (iii) 1.75% at any period of time during which NIPSCO's Debt Rating has been withdrawn by either S&P or Moody's or is less than BB+ by S&P or Ba1 by Moody's.

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                  "Asset Purchase Agreement" means any secondary market
agreement, asset purchase agreement or other liquidity agreement entered into by one or more Bank Purchasers for the benefit of the Conduit Purchaser, to the extent relating to the sale or transfer of interests in, or other financing of, Receivable Interests.

                  "Assignee Rate" means, for any Fixed Period for any Receivable Interest, an interest rate per annum equal to the sum of the Applicable Eurodollar Rate Margin plus the Adjusted Eurodollar Rate for such Fixed Period; provided, however, that in case of:

                           (i) any Fixed Period on or prior to the first day of which the Conduit Purchaser or Bank Purchaser shall have notified the Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Conduit Purchaser or such Bank Purchaser to fund such Receivable Interest at the Assignee Rate set forth above (and the Conduit Purchaser or such Bank Purchaser shall not have subsequently notified the Agent that such circumstances no longer exist),

                           (ii)     any Fixed Period of less than one month,

                           (iii) any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by the issuance of commercial paper, or

                           (iv) any Fixed Period for a Receivable Interest the Capital of which allocated to the Conduit Purchaser or a Bank Purchaser is less than $500,000,

the Assignee Rate for such Fixed Period for the affected Conduit Purchaser or Bank Purchaser shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period; and provided further that at all times following the occurrence and during the continuation of an Event of Termination the Assignee Rate shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time plus 2%.

                  "Assignment and Acceptance" means an assignment and acceptance agreement entered into by a Bank Purchaser, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex C hereto.

                  "Balanced Payment Plan" means a balanced or levelized payment plan of the Originator made available to an Obligor.

                  "Bank Purchasers" means Citibank, Danske and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

                  "Blocked Account" means an account maintained at a bank for the purpose of receiving Collections, with respect to which account a Blocked Account Agreement has been executed.

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                  "Blocked Account Agreement" means an agreement, in
substantially the form of Annex B (or in such other form as may be approved in writing by the Agent) duly executed by the Seller, the Originator, the Agent and a Blocked Account Bank.

                  "Blocked Account Bank" means any bank at which a Blocked Account is maintained.

                  "Business Day" means any day on which (i) banks are not authorized or required to close in New York City, New York and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

                  "CAFCO" means CAFCO, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

                  "Capital" of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by a Purchaser pursuant to this Agreement, as such amount may be divided or combined in accordance with Section 2.07, in each case as reduced from time to time by Collections received by such Purchaser from distributions made pursuant to
Section 2.04 on account of such Capital held by such Purchaser; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Purchaser.

                  "Cash Collateral Account" has the meaning specified in Section 6.07.

                  "Cash Collateral Agreement" has the meaning specified in
Section 6.07.

                  "Cash Collateral Bank" has the meaning specified in Section 6.07.

                  "Citibank" has the meaning specified in the preamble.

                  "CNAI" has the meaning specified in the preamble.

                  "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any collection of such Receivable deemed to have been received pursuant to Section 2.04(e), but excluding amounts received from any Obligor under a Balanced Payment Plan to the extent constituting a prepayment for goods or services not yet provided to such Obligor.

                  "Commitment" of any Bank Purchaser means, (a) with respect to Citibank, $75,000,000; (b) with respect to Dankse, $75,000,000 and (c) with respect to any other Bank Purchaser that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank Purchaser's Commitment, in each case as such amount may be reduced or increased by any Assignment and Acceptance entered into among such Bank Purchaser, an Eligible Assignee and the Agent and, in each case, as such amount may be reduced (or terminated) pursuant to the terms of this Agreement. Any reduction (or termination) of the Program Limit

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pursuant to the terms of this Agreement below the amount of the Aggregate
Commitment shall reduce (or terminate) each Bank Purchaser's Commitment ratably in accordance with their respective Commitments.

                  "Concentration Account" means the special account (account number 628215570) of the Originator maintained at Bank One, N.A., at its offices at 1 Bank One Plaza, Chicago, Illinois 60670.

                  "Concentration Limit" means, for any Obligor at any time, 3.0% of the Net Receivables Pool Balance (the "Normal Concentration Limit"), or such other percentage of the Net Receivables Pool Balance (a "Special Concentration Limit") as is set forth on Schedule III, or otherwise agreed to by the Seller and the Agent and designated by the Agent (subject to Section 10.01) in a writing delivered to the Seller; provided that in the case of an Obligor and its Affiliates, the Concentration Limit shall be calculated as if such Obligor and such Affiliates were a single Obligor; and provided further that the Agent may reduce any Special Concentration Limit upon three Business Days' notice to the Seller.

                  "Conduit Purchaser" means CAFCO and any other Eligible Assignee that becomes an owner by assignment or otherwise of a Receivable Interest originally purchased by CAFCO and, to the extent of the undivided interests so purchased, shall include any Eligible Assignees that become participants.

                  "Consolidated Subsidiary" means at any date, any Subsidiary the accounts of which are consolidated with those of NIPSCO in its consolidated financial statements as of such date.

                  "Consolidation Fee" has the meaning set forth in Section 2.05(b).

                  "Contract" means each of the tariffs pursuant to which the Originator shall provide gas or electricity to customers from time to time and pursuant to which rates payable by such Customers for gas or electricity are set, in one of the forms set forth in Annex F.

                  "CP Fixed Period Date" means, for any Receivable Interest held by the Conduit Purchaser, the date of purchase of such Receivable Interest and thereafter the 18th day of each calendar month or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the last Business Day of the preceding Fixed Period for such Receivable Interest or, if there is no preceding Fixed Period, prior to the date of purchase of such Receivable Interest.

                  "CP Rate" means, for any Fixed Period for any Receivable Interest, to the extent the Conduit Purchaser funds such Receivable Interest for such Fixed Period by issuing commercial paper, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by the Conduit Purchaser that are allocated, in whole or in part, by the Agent (on behalf of the Conduit Purchaser) to fund the purchase or maintenance of such Receivable Interest during such Fixed Period as determined by the Agent (on behalf of the Conduit Purchaser) and reported to the Seller and the Servicer, which rates shall reflect and give effect to the commissions of placement

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agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of the Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Fixed Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

                  "Credit and Collection Policy" means those receivables credit and collection policies and practices of NIPSCO in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

                  "Danske" has the meaning specified in the preamble.

                  "Debt" means, as to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by an Adverse Claim on any asset of such Person, whether or not such Debt is assumed by such Person,
(vi) all Debt of others Guaranteed by such Person and (vii) all obligations of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "Debt Rating" for any Person, shall mean the rating by S&P or Moody's of such Person's long-term public senior unsecured non-credit-enhanced debt.

                  "Default Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables on such day or that would have been Defaulted Receivables on such day had they not been written off the books of the Originator or the Seller during such month by (ii) the aggregate Outstanding Balance of all Receivables on such day.

                  "Defaulted Receivable" means a Receivable:

                           (i) as to which a Final Bill has been mailed or otherwise transmitted to the Obligor thereof;

                           (ii) as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 7.01(f); or

                           (iii) which consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible.

                  "Deferred Purchase Price" has the meaning specified in the Sale Agreement.

                  "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and:

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                           (i)      as to which any payment, or part thereof,
                  remains unpaid for 31 or more days from the original due date for such payment; or

                           (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

                  "Deposit Date" means each day on which any Collections are deposited in any of the Blocked Accounts or on which any Transaction Party shall receive Collections of Pool Receivables.

                  "Designated Obligor" means, at any time, any Obligor of any Receivable, unless the Agent has provided the Seller with three Business Days' prior notice that such Obligor shall not be considered a Designated Obligor.

                  "Diluted Receivable" means that portion of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by any Transaction Party to deliver any merchandise or goods or provide any services or otherwise to perform under any related Contract, order or invoice, (ii) any change in the terms of, or cancellation of, a Contract or invoice or any cash discount, discount for quick payment or other adjustment by any Transaction Party which reduces the amount payable by the Obligor on the related Receivable or (iii) any set-off by an Obligor in respect of any claim by such Obligor (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof).

                  "Dollars" and "$" each mean the lawful currency of the United States of America.

                  "Dynamic Loss Reserve" means, on any date, the product of (i) the applicable Stress Factor, (ii) the Loss Horizon Ratio for the calendar month then most recently ended and (iii) the Maximum Loss Ratio.

                  "Eligible Assignee" means, (i) CNAI or any of its Affiliates,
(ii) any Person managed by Citibank, CNAI or any of their respective Affiliates and rated at least A-1 by S&P and P-1 by Moody's, (iii) any Purchaser hereunder or (iv) any financial or other institution acceptable to the Agent.

                  "Eligible Receivable" means, at any time, a Receivable that satisfies all of the following criteria:

                           (a) such Receivable arose from the sale of goods and/or provision of services by the Originator in the ordinary course of business;

                           (b) such Receivable constitutes an "account" as defined in Article 9 of the UCC as in effect in the State of New York;

                           (c) the Obligor of such Receivable (i) is a United States resident, (ii) is not an Affiliate of any Transaction Party, and (iii) is a Designated Obligor;

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                           (d)      such Receivable is denominated and payable
                  only in Dollars in the United States;

                           (e) the sale or granting of a security interest in such Receivable does not contravene or conflict with any law, rule or regulation or require the consent or approval of, or notice to, the related Obligor or any other Person;

                           (f) such Receivable arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor;)

                           (g) such Receivable, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

                           (h) such Receivable satisfies all applicable requirements of the Credit and Collection Policy and such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days' notice;

                           (i) the Contract related to the Receivable requires that the full payment of such Receivable be made within 30 days of the original billing date;

                           (j) the representations and warranties set forth in Section 4.01(h) of this Agreement and Section 4.01(j) of the Sale Agreement, are true and correct with respect to such Receivable;

                           (k) such Receivable arises under a Contract, which (i) does not contain a provision that requires the Obligor thereunder to consent to the sale or assignment of the rights of the Seller or the Originator thereunder in the manner contemplated by the Transaction Documents and (ii) does not contain a confidentiality provision that would restrict the ability of the Agent or the Purchasers to exercise their rights under this Agreement, including, without limitation, their right to review invoices delivered pursuant to such Contract;

                           (l) the Agent has not notified the Seller prior to the applicable date of purchase that the Agent has determined, in its sole discretion, that such Receivable (or class of Receivables) may not be treated as an "Eligible Receivable" hereunder;

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

                           (m)      such Receivable is not a Defaulted
                  Receivable or a Delinquent Receivable; and the Obligor thereof is not the Obligor of Defaulted Receivables in the aggregate amount of 5% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

                           (n) such Receivable has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with the Credit and Collection Policy;

                           (o) the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

                           (p)      such Receivable is an obligation
                  representing all or part of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and a purchase of such Receivable with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended; and

                           (q) such Receivable did not arise out of the sale at the wellhead or minehead of oil, gas or other minerals.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means, with respect to any Person, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as such Person; (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with such Person or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as such Person, any corporation described in clause (i) above or any partnership or other trade or business described in clause (ii) above.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Rate" means, for any Fixed Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Fixed Period, as the rate for dollar deposits with a maturity comparable to such Fixed Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Fixed Period are offered by the principal London office of Citibank in

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

immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Fixed Period, as determined by the Agent.

                  "Eurodollar Rate Reserve Percentage" means, for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

                  "Event of Termination" has the meaning specified in Section 7.01.

                  "Existing Receivables Facility" means each of the following:
(i) the Trade Receivables Purchase and Sale Agreement dated as of May 31, 1988 among NIPSCO, as the seller, CRC Funding, LLC (successor to Corporate Receivables Corporation), as the investor, Citibank and CNAI, individually and as agent, as amended, restated, supplemented or otherwise modified from time to time, together with the other agreements referred to therein, and (ii) the Trade Receivables Purchase and Sale Agreement dated as of May 31, 1988 among NIPSCO, as seller, Citibank and CNAI, individually and as agent, as amended, restated, supplemented or otherwise modified from time to time, together with the other agreements referred to therein.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it

                  "Fees" means each of the Consolidation Fee, Program Fee and Liquidity Fee.

                  "Final Bill" means, as to any account number of any Obligor, the bill rendered with respect to such account number upon termination of service for any reasons, including, without limitation, upon such Obligor's request or for nonpayment by such Obligor.

                  "Financial Officer" of any Person means, the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such Person.

                  "Fixed Period" means, with respect to any Receivable Interest:

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

                  (a) in the case of any Fixed Period in respect of which Yield is computed by reference to the CP Rate or the Alternate Base Rate, each successive period of one month, ending on each Settlement Date; and

                  (b) in the case of any Fixed Period in respect of which Yield is computed by reference to the Adjusted Eurodollar Rate, each successive period of one month, ending on each CP Fixed Period Date provided that a notice shall have been given by the Seller and received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on the day which occurs three Business Days before the first day of such Fixed Period, each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest), except that if the Agent shall not have received such notice before 11:00 A.M. (New York City time) on such day, such Fixed Period shall be one day; provided, however, that:

                           (i) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

                           (ii)     in the case of any Fixed Period of one day,
                  (A) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

                           (iii) in the case of any Fixed Period for any Receivable Interest which commences before the Amortization Date for such Receivable Interest and would otherwise end on a date occurring after such Amortization Date, such Fixed Period shall end on such Amortization Date and the duration of each Fixed Period which commences on or after the Amortization Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Agent.

                  "Funds Transfer Letter" means a letter in substantially the form of Annex D hereto executed and delivered by the Seller to the Agent, as the same may be amended or restated in accordance with the terms thereof.

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

                  "Guarantee" means, as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Incipient Event of Termination" means an event that but for notice or lapse of time or both would constitute an Event of Termination.

                  "Indemnified Amounts" has the meaning specified in Section 10.01.

                  "Indemnified Party" has the meaning specified in Section
10.01.

                  "Investor Rate" means, for any Fixed Period for any Receivable Interest held by the Conduit Purchaser (a) to the extent the Conduit Purchaser funds such Receivables Interest for such Fixed Period by issuing commercial paper, the CP Rate; and (b) to the extent the Conduit Purchaser funds such Receivables Interest for such Fixed Period other than by issuing commercial paper, (i) a rate equal to the Assignee Rate or (ii) such other rate as the Agent and the Seller shall agree in writing.

                  "Involuntary Bankruptcy Event" means the occurrence of an event that, but for notice or lapse of time or both, would constitute such an Event of Termination of the type described in Section 7.01(f).

                  "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                  "Level 1 Ratings Period" means any period of time during which NIPSCO's Debt Rating has not been withdrawn by either S&P or Moody's and is no less than (i) BBB+ by S&P and (ii) Baa1 by Moody's.

                  "Level 2 Ratings Period" means any period of time (other than a Level 1 Ratings Period) during which NIPSCO's Debt Rating has not been withdrawn by either S&P or Moody's and is no less than (i) BBB by S&P and (ii) Baa2 by Moody's.

                  "Level 3 Ratings Period" means any period of time (other than a Level 1 Ratings Period or a Level 2 Ratings Period) during which NIPSCO's Debt Rating has not been withdrawn by either S&P or Moody's and is no less than (i) BBB- by S&P and (ii) Baa3 by Moody's.

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

                  "Level 4 Ratings Period" means any period of time during which NIPSCO's Debt Rating has been withdrawn by either S&P or Moody's or is less than
(i) BBB- by S&P or (ii) Baa3 by Moody's.

                  "Liquidation Day" means, for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied (and such failure of conditions is not waived by the Agent), and (ii) each day which occurs on or after the Amortization Date for such Receivable Interest (including, without limitation, each day during the Liquidation Period).

                  "Liquidation Fee" means, for (i) any Fixed Period for which Yield is computed by reference to the Investor Rate and a reduction of Capital is made for any reason (x) on a Settlement Date, if the Agent shall have received less than three Business Days' notice of such reduction and the amount of such reduction is greater than $75,000,000 or (y) in any amount on any day other than a Settlement Date or (ii) any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof) which would have accrued during such Fixed Period (or, in the case of clause (i) above, until the maturity of the underlying commercial paper tranches) on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Conduit Purchaser or the Bank Purchaser which holds such Receivable Interest from the investment of the proceeds of such reductions of Capital.

                  "Liquidation Period" means the period commencing on the day following the last day of the Revolving Period and ending on the later of the Termination Date and the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all other Seller Obligations shall be paid in full.

                  "Liquidity Commitment" means, (a) with respect to Citibank, $125,000,000 (b) with respect to Danske, $75,000,000 and (c) with respect to any other Bank Purchaser that has entered into an Asset Purchase Agreement, the amount set forth therein as such Bank Purchaser's maximum purchase amount, in each case as such amount may be reduced or increased by any Assignment and Acceptance entered into among such Bank Purchaser, an Eligible Assignee and the Agent or any assignment in accordance with any Asset Purchase Agreement, and, in each case, as such amount may be reduced (or terminated) pursuant to the terms of this Agreement or the related Asset Purchase Agreement.

                  "Liquidity Fee" means, with respect to each Fixed Period, a fee payable on each Settlement Date to the Agent, for the benefit of the Bank Purchasers, equal to:

                                LFR x C x  ED
                                          ---
                                          360

where:

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

                  LFR  =  the Liquidity Fee Rate for such Fixed Period

                  C    =  the greater of (i) the Aggregate Commitment or (ii)
                          the aggregate Capital of all Receivable Interests during such Fixed Period

                  ED   =  the actual number of days elapsed during such Fixed
                          Period

                  The Liquidity Fee shall be allocated to the Bank Purchasers ratably in accordance with their respective Commitments; provided, however, that if the aggregate Capital of all Receivable Interests during such Fixed Period exceeds the Aggregate Commitment, that portion of the Liquidity Fee payable on or as a result of such excess shall be paid solely to Citibank.

                  "Liquidity Fee Rate" means a rate per annum equal to (i) 0.25% during any Level 1 Ratings Period or any Level 2 Ratings Period; (ii) 0.325% during any Level 3 Ratings Period or (iii) 0.50% during any Level 4 Ratings Period.

                  "Loss Horizon Ratio" means a ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate original Outstanding Balance of Receivables which arose during the three calendar month period ending on such day by (ii) the aggregate Outstanding Balance of all Eligible Receivables as of such day.

                  "Loss Ratio" means a ratio (expressed as a percentage) computed as of the last day of each calendar month (the "specified month") by dividing (i) the sum of the aggregate Outstanding Balances of (a) all Receivables written-off (net of recoveries) during the specified month, plus (b) all Receivables as to which any payment, or part thereof, remains unpaid for at least 61 days, but no more than 90 days, from the original due date therefor on such date, plus (c) all Delinquent Receivables in excess of 7% of the aggregate Outstanding Balance of all billed Receivables on such date plus (d) all Receivables for which a Final Bill was issued during such month, to the extent such amount exceeds 7.5% of the aggregate Outstanding Balance of all billed Receivables on such date by (ii) the aggregate original Outstanding Balance of billed Receivables which arose during the third calendar month immediately preceding the specified month.

                  "Loss Reserve" means, on any date, an amount equal to:

                                   LRP x NRPB

where:

                  LRP   =  the Loss Reserve Percentage on such date

                  NRPB  =  the Net Receivables Pool Balance at the close of
                           business of the Servicer on such date

                  "Loss Reserve Percentage" means, on any date, the greatest of
(i) the Dynamic Loss Reserve, (ii) four times the Normal Concentration Limit and
(iii) 12%.

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

                  "Majority Bank Purchasers" means Bank Purchasers representing more than 50% of the aggregate Liquidity Commitments of all Bank Purchasers.

                  "Material Adverse Effect" means a material adverse effect on
(i) the ability of any Transaction Party to perform its obligations under any Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) any Purchaser's or the Agent's interest in the Receivables generally or in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or
(iv) the collectibility of the Receivables generally or of any material portion of the Receivables.

                  "Maximum Loss Ratio" means, on any date, the highest Three-Month Loss Ratio during the twelve calendar month period then most recently ended.

                  "Maximum Receivable Interest" means (i) at any time during a Level 1 Ratings Period, 97%, (ii) at any time during a Level 2 Ratings Period, 95%, and (iii) at any other time, 93%.

                  "Monthly Report" means a report in substantially the form of, and containing the information described in, Annex A, and such additional information as the Agent may reasonably request from time to time, duly completed and furnished by the Servicer to the Agent and each Bank Purchaser pursuant to Section 6.02(g).

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Receivables Pool Balance" means at any time the aggregate Outstanding Balance of Pool Receivables that are Eligible Receivables reduced by the sum of (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor (treating each Obligor and its Affiliates as if they were a single Obligor) exceeds the Concentration Limit for such Obligor, and
(ii) the aggregate amount of the Outstanding Balances of Defaulted Receivables.

                  "NIPSCO" means Northern Indiana Public Service Company, an Indiana corporation, and any successor thereto.

                  "Non-Defaulted Receivable" means any Receivable that is not a Defaulted Receivable.

                  "Normal Concentration Limit" has the meaning specified in the definition of "Concentration Limit".

                  "Obligor" means a Person obligated to make payments pursuant to a Contract in respect of a Receivable.

                  "Origination Date" means (i) the date of this Agreement, with respect to Receivables existing on such date and (ii) the date on which such Receivable is created, with respect to each other Receivable.

                  "Originator" means NIPSCO.

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

                  "Other Companies" means, collectively, the Originator and all of its Subsidiaries and Affiliates except the Seller.

                  "Other Taxes" has the meaning specified in Section 2.09.

                  "Outstanding Balance" means, for any Receivable, the unpaid principal amount thereof; it being acknowledged and agreed that with respect to an Obligor under a Balanced Payment Plan, the current amount invoiced to such Obligor may not reflect the Outstanding Balance of the Receivable from such Obligor because such invoiced amount may constitute, in whole or in part, either
(a) a prepayment for goods or services not yet provided by the Originator, or
(b) a payment for goods or services previously provided in a prior billing cycle.

                  "Percentage" means, at any time with respect to any Bank Purchaser, a fraction (expressed as a percentage), the numerator of which is equal to its Commitment at such time, and the denominator of which is equal to the aggregate Commitments of all Bank Purchasers at such time.

                  "Permitted Investments" means any of the following investments denominated and payable solely in Dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America, (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated at least A-1+ by S&P and P-1 by Moody's, (c) no load money market funds rated in the highest ratings category by each of Moody's and S&P (without the "r" symbol attached to any such rating by S&P), (d) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1+ (and without any "r" symbol attached to any such rating) by S&P and at least Prime-1 by Moody's and (e) any other securities or investments of a passive nature approved in writing by the Agent.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Pool Receivable" means any Receivable which has been acquired by the Seller from NIPSCO pursuant to the Sale Agreement.

                  "Program Fee" means, with respect to each Fixed Period, a fee payable on each Settlement Date to the Agent, for the ratable benefit of the Purchasers based upon the Capital of their respective Receivable Interests, equal to:

                                  PFR x C x  ED
                                            ---
                                            360

where:

                  PFR  =  the Program Fee Rate for such Fixed Period

                  C    =  aggregate Capital of all Receivable Interests during
                          such Fixed Period

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

                  ED   =  the actual number of days elapsed during such Fixed
                          Period

                  "Program Fee Rate" means a rate per annum equal to (i) 0.125% during any Level 1 Ratings Period or any Level 2 Ratings Period; (ii) 0.175% during any Level 3 Ratings Period or (iii) 0.25% during any Level 4 Ratings Period.

                  "Program Limit" means $200,000,000, as such amount may be reduced pursuant to Section 2.01(b). References to the unused portion of the Program Limit shall mean, at any time, the Program Limit (as then reduced pursuant to Section 2.01(b)), minus the aggregate outstanding Capital of all Receivable Interests under this Agreement.

                  "Purchasers" means, collectively, the Bank Purchasers and the Conduit Purchaser.

                  "Receivable" means the indebtedness and other obligations of any Obligor resulting from the provision or sale of merchandise, goods or services by the Originator under a Contract, whether billed or unbilled, including, without limitation, the right to payment of any interest or finance charges, late payment charges, delinquency charges, extension or collection fees and all other obligations of such Obligor with respect thereto, and including, without limitation, 100% of the amount invoiced to any Obligor after the Termination Date if any portion of the goods or services covered by such invoice were provided on or prior to the Termination Date; provided, however, that any Receivable repurchased by the Originator pursuant to Section 2.04 of the Sale Agreement shall thereafter cease to be considered a Receivable.

                  "Receivable Interest" means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed at the times and in the manner specified in Section 2.03 as

                                     C + TR
                                     ------
                                      NRPB

where:

                  C      =  the Capital of such Receivable Interest at the time
                            of computation

                  TR     =  the Total Reserves for such Receivable Interest at
                            the time of computation

                  NRPB   =   the Net Receivables Pool Balance at the time of
                             computation

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03. Notwithstanding the foregoing, from and after the date on which the Amortization

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

Date shall have occurred for all Receivable Interests and until each Receivable Interest is reduced to zero in accordance with Section 2.03, (i) the sum of all Receivable Interests shall be equal to 100% and (ii) each Receivable Interest shall be calculated as the percentage equivalent of a fraction, the numerator of which is the Capital of such Receivable Interest, and the denominator of which is equal to the aggregate Capital of all Receivable Interests.

                  "Related Security" means with respect to any Receivable:

                           (i)      all of the Seller's interest in any
                  merchandise or goods (including returned merchandise or goods), if any, relating to any sale giving rise to such Receivable;

                           (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable;

                           (iii)    all guaranties, insurance and other
                  agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

                           (iv)     all other books, records and other
                  information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor;

                           (v) all of the Seller's right, title and interest in and to all invoices or other agreements or documents that evidence, secure or otherwise relate to such Receivable; and

                           (vi) all of the Seller's right, title and interest in, to and under the Sale Agreement.

                  "Revolving Period" means the period beginning on the date of the initial purchase hereunder and terminating at the close of business on the Business Day immediately preceding the Termination Date.

                  "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

                  "Sale Agreement" means the Receivables Sale Agreement of even date herewith between the Seller and NIPSCO, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

                  "Scheduled Commitment Termination Date" means December 28, 2004, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller's request,

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

made not more than 60 nor less than 45 days prior to the then Scheduled Commitment Termination Date, each Bank Purchaser shall in its sole discretion consent, which consent shall be given not more than 30 days prior to the then current Scheduled Commitment Termination Date, to the extension of the Scheduled Commitment Termination Date to a date occurring up to 364 days after the then current Scheduled Commitment Termination Date. Each Bank Purchaser hereby agrees to respond to any such request from the Seller within 30 days of its receipt thereof; provided, however, that any failure of any Bank Purchaser to respond to the Seller's request for such extension shall be deemed a denial of such request by such Bank Purchaser.

                  "SEC" means the Securities and Exchange Commission.

                  "Seller" has the meaning specified in the preamble.

                  "Seller Obligations" means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser, the Agent and/or any other Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital, Yield, Fees and Servicer Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

                  "Servicer" means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Receivables.

                  "Servicer Default" means the occurrence of either of the following events: (i) an Involuntary Bankruptcy Event or (ii) an Event of Termination.

                  "Servicer Fee" has the meaning specified in Section 2.05(a).

                  "Settlement Date" means, for any Receivable Interest, (i) the last day of each Fixed Period for such Receivable Interest (or if such day is not a Business Day, the next succeeding Business Day), and (ii) during a Level 4 Ratings Period or following the occurrence of an Event of Termination or an Involuntary Bankruptcy Event, each other Liquidation Day for such Receivable Interest specified by the Agent; provided, however, that, in the case of a Receivable Interest held by the Conduit Purchaser, if Yield with respect to such Receivable Interest is computed by reference to the Investor Rate and no Liquidation Day exists on the last day of a Fixed Period for such Receivable Interest, the Settlement Date for such Receivable Interest for such Fixed Period shall be the second Business Day after the last day of such Fixed Period.

                  "Special Concentration Limit" has the meaning specified in the definition of "Concentration Limit".

                  "Stress Factor" means 1.50; provided, however, that during any Level 4 Ratings Period, the "Stress Factor" shall be 2.00.

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

                  "Subsidiary" means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by NIPSCO, or one or more Subsidiaries, or by NIPSCO and one or more Subsidiaries.

                  "Tangible Net Worth" means at any time the excess of (a) the Outstanding Balance of all Non-Defaulted Receivables, minus (b) the aggregate outstanding Capital hereunder, minus (c) the outstanding Deferred Purchase Price.

                  "Taxes" has the meaning specified in Section 2.09.

                  "Termination Agreements" means the agreements providing for the termination of an Existing Receivables Facility in the forms attached hereto as Annex E.

                  "Termination Date" means the earliest of (a) the Scheduled Commitment Termination Date, (b) the date determined pursuant to Section 7.01,
(c) the date the Program Limit reduces to zero pursuant to Section 2.01(b) and
(d) December 26, 2006.

                  "Three-Month Loss Ratio" means, as of the last day of any calendar month, the average of the Loss Ratios for such month and the two immediately preceding calendar months.

                  "Total Reserves" means, for any Receivable Interest on any date, an amount equal to:

                                 (YFR + LR) x C
                                              --
                                              AC

where:

                  YFR  =  the Yield and Fee Reserve at the time of computation

                  LR   =  the Loss Reserve at the time of computation

                  C    =  the Capital of such Receivable Interest at the time of
                          computation

                  AC   =  the aggregate Capital of all Receivable Interests at
                          the time of computation

                  "Transaction Documents" means this Agreement, the Sale Agreement, the Blocked Account Agreements, the Termination Agreements, the certificate or articles of incorporation and by-laws of the Seller and all amendments, waivers and other agreements executed and delivered pursuant hereto or thereto to which a Transaction Party is a party.

                  "Transaction Party" means any of the Seller, the Originator or the Servicer.

                  "Turnover Ratio" means, for any calendar month, a number of days obtained by multiplying (i) a fraction, the numerator of which is equal to the Net Receivables Pool Balance as of the last day of such calendar month and the denominator of which is equal to the aggregate amount of Collections of Pool Receivables during such month, times (ii) 30.

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

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  "Yield" means the aggregate amount for the Conduit Purchaser and the Bank Purchasers of the following:

                           (i) for each Receivable Interest for any Fixed Period to the extent the Conduit Purchaser will be funding such Receivable Interest through the issuance of commercial paper or other promissory notes at a fixed rate,

                                IR x C x  ED + LF
                                         ---
                                         360

                           (ii) for each Receivable Interest for any Fixed Period to the extent (x) the Conduit Purchaser will not be funding such Receivable Interest through the issuance of commercial paper or other promissory notes at a fixed rate, or
                  (y) a Bank Purchaser will be funding such Receivable Interest,

                                AR x C x  ED + LF
                                         ---
                                         360

where:

                  AR   =  the Assignee Rate for such Receivable Interest for
                          such Fixed Period

                  C    =  the Capital of such Receivable Interest during such
                          Fixed Period

                  ED   =  the actual number of days elapsed during such Fixed
                          Period

                  IR   =  the Investor Rate for such Receivable Interest for
                          such Fixed Period

                  LF   =  the Liquidation Fee, if any, for such Receivable
                          Interest for such Fixed Period

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

                  "Yield and Fee Reserve" means, for any Receivable Interest on any date, an amount equal to

                               (AC x YFRP) + AUYF

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where:

                  AC    =  the aggregate Capital of all Receivable Interests at
                           the close of business of the Servicer on such date

                  YFRP  =  the Yield and Fee Reserve Percentage on such date

                  AUYF  =  accrued and unpaid Yield, Servicer Fee and Fees on such date for all Receivable Interests

                  "Yield and Fee Reserve Percentage" means, on any date, a percentage equal to

                       [(ABR x 1.5) + PFR + LFR + SF] x TR

where:

                  ABR  =  the Alternate Base Rate in effect on such date

                  PFR  =  the Program Fee Rate in effect on such date

                  LFR  =  the Liquidity Fee Rate in effect on such date

                  SF   =  the Servicer Fee in effect on such date, expressed as
                          a rate per annum

                  TR   =  a fraction, the numerator of which is equal to the
                          average Turnover Ratio for the three calendar month period then most recently ended, and the denominator of which is 360

                  SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9.

                  Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Annex" shall mean articles and sections of, and schedules and annexes to, this Agreement.

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

                  SECTION 2.01 Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Conduit Purchaser may, in its sole discretion, and if and to the extent the Conduit Purchaser does not make a purchase, the Bank Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Termination Date;

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

provided, however, that (i) under no circumstances shall the Conduit Purchaser make any such purchase if, after giving effect to such purchase, the aggregate outstanding Capital of all Receivable Interests would exceed the Program Limit; and (ii) under no circumstances shall the Bank Purchasers be obligated to make any such purchase if, after giving effect to such purchase, the aggregate outstanding Capital of all Receivable Interests would exceed the Aggregate Commitment.

                  (b) If the Seller determines that the facility provided for in this Agreement exceeds its funding needs, the Seller may, upon at least five Business Days' notice to the Agent and each Bank Purchaser, (i) reduce the Program Limit to zero or, from time to time, reduce in part the unused portion of the Program Limit or (ii) reduce the Aggregate Commitment to zero or, from time to time, reduce in part the unused portion of the Aggregate Commitment; provided that each partial reduction of the Program Limit or the Aggregate Commitment shall be in the amount of at least $1,000,000 or an integral multiple thereof. Any reduction of the Program Limit below the amount of the Aggregate Commitment, and any reduction of the Aggregate Commitment pursuant to this
Section 2.01(b), shall reduce each Bank Purchaser's Commitment ratably in accordance with their respective Commitments. Any termination of the Program Limit or the Aggregate Commitment pursuant to this Section 2.01(b) shall terminate each Bank Purchaser's Commitment.

                  (c) Until the Amortization Date for a Receivable Interest, the Collections attributable to such Receivable Interest shall be automatically reinvested pursuant to (and subject to the priority of payments set forth in) Section 2.04 in additional undivided percentage interests in the Receivables by making an appropriate readjustment of such Receivable Interest.

                  SECTION 2.02 Making Purchases. (a) Each purchase of a Receivable Interest by the Purchasers shall be made on at least three Business Days' notice from the Seller to the Agent. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $5,000,000, being referred to herein as the initial "Capital" of the Receivable Interest then being purchased), (ii) the date of such purchase (which shall be a Business Day) and (iii) if the Assignee Rate is to apply to such Receivable Interest, the duration of the initial Fixed Period for such Receivable Interest. The Conduit Purchaser shall promptly notify the Seller and the Agent whether it has determined to make the requested purchase on the terms specified by the Seller.

                  If the Conduit Purchaser has determined not to make the entire amount of a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Bank Purchasers concurrently by telecopier, telex or cable specifying the date of such purchase, the aggregate amount of Capital of the Receivable Interest being purchased by such Bank Purchasers (which amount shall be, subject to clause (e) below, equal to the portion of the purchase price not funded by the Conduit Purchaser), each such Bank Purchaser's portion thereof (determined ratably in accordance with their respective Commitments), whether the Yield for the Fixed Period for such Receivable Interest is calculated based on the Adjusted Eurodollar Rate or the Alternate Base Rate, and the duration of the Fixed Period for such Receivable Interest (which shall be one day if the Seller has not selected another period in accordance with the provisions set forth in the definition of "Fixed Period").

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

                  (b) On the date of each such purchase of a Receivable Interest, the Conduit Purchaser and/or Bank Purchasers shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an aggregate amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter; provided, however, if such purchase is being made by the Bank Purchasers following the designation by the Agent of an Amortization Date for a Receivable Interest owned by the Conduit Purchaser pursuant to clause (i)(a) of the definition of Amortization Date and any Capital of such Receivable Interest is outstanding on such date of purchase, the Seller hereby directs the Bank Purchasers to pay the proceeds of such purchase (to the extent of the outstanding Capital on such Receivable Interest of the Conduit Purchaser) to the Agent's Account, for application to the reduction of the outstanding Capital of such Receivable Interest of the Conduit Purchaser.

                  (c) Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the Purchaser(s) making such purchase or reinvestment, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased or in respect of which the reinvestment is being made, in each Receivable then existing and in the Related Security and Collections with respect thereto.

                  (d) Notwithstanding the foregoing, the Conduit Purchaser shall not make purchases under this agreement at any time in an amount which would exceed the Program Limit less the aggregate outstanding Capital held by the Conduit Purchaser.

                  (e) Notwithstanding the foregoing, a Bank Purchaser shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank Purchaser's Commitment less the sum of (i) the portion of Capital held by such Bank Purchaser, plus (ii) such Bank Purchaser's ratable share (determined in accordance with their respective Liquidity Commitments) of the aggregate outstanding portion of Capital held by the Conduit Purchaser (whether or not any portion thereof has been assigned by the Conduit Purchaser under an Asset Purchase Agreement), determined after giving effect to any reductions of the Capital held by the Conduit Purchaser to be made on the date of such purchase from the proceeds of purchases by the Bank Purchasers. Each Bank Purchaser's obligation shall be several, such that the failure of any Bank Purchaser to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank Purchaser of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank Purchaser shall be responsible for the failure of any other Bank Purchaser to make funds available in connection with any purchase.

                  SECTION 2.03 Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Amortization Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Amortization Date for such Receivable Interest, shall thereafter remain constant; provided, however, that from and after the date on which the Amortization Date shall have occurred for all Receivable Interests and until each Receivable Interest becomes zero in accordance with the next sentence, (i) the

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

sum of all Receivable Interests shall be equal to 100% and (ii) each Receivable Interest shall be calculated as the percentage equivalent of a fraction, the numerator of which is the Capital of such Receivable Interest, and the denominator of which is equal to the aggregate Capital of all Receivable Interests. Each Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other Seller Obligations are indefeasibly paid in full.

                  SECTION 2.04 Settlement Procedures. (a) Except as otherwise herein provided, Collection of the Receivables shall be administered by the Servicer in accordance with the terms of Article VI of this Agreement and this
Section 2.04. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

                  (b) Subject to Section 2.04(c) below, on each Deposit Date, the Servicer shall apply all Collections deposited in any Blocked Account or the Concentration Account on such Deposit Date or received by the Servicer on such Deposit Date in the following order and priority:

                           (i) set aside and hold in trust for the Agent an amount equal to the Seller Obligations owing to the Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder;

                           (ii)     set aside and hold in trust for the
                  Purchasers and the Agent an amount equal to the aggregate Yield, Fees and Servicer Fee (to the extent payable by the Purchasers under Section 2.05) accrued through such day for all Receivable Interests and not previously set aside, such amount to be allocated among the Purchasers and the Agent ratably in accordance with the proportion of such amounts payable to (or, in the case of the Servicer Fee, payable by) each such Person;

                           (iii) if the sum of the Receivable Interests are greater than the Maximum Receivable Interests, set aside and hold in trust for the Purchasers and the Agent an amount equal to the amount of such excess;

                           (iv) with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Purchaser(s) that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, by recomputation of such Receivable Interest pursuant to
                  Section 2.03;

                           (v) if such day is a Liquidation Day for one or more Receivable Interests, set aside and hold in trust for the Purchaser(s) that hold such Receivable Interests (ratably in proportion to the Capital of such Receivable Interests) an amount equal to the lesser of (A) all of the remaining Collections and (B) the Capital of such Receivable Interests; provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Amortization Date for

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

                  the relevant Receivable Interests, and thereafter prior to the next Settlement Date the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent not previously distributed pursuant to Section 2.04(c) or (d), be reinvested in accordance with the preceding subsection (iv) on the day of such subsequent satisfaction or waiver of conditions;

                           (vi) if any Seller Obligations (other than Yield, Fees, Servicer Fees and Capital) are then due and payable by the Seller to any Indemnified Party, pay to each such Indemnified Party (ratably in accordance with the amounts owing to each) the Seller Obligations so due and payable;

                           (vii) pay to the Servicer the portion (if any) of the accrued and unpaid Servicer Fee payable by the Seller pursuant to Section 2.05; and

                           (viii)   release to the Seller any remaining
                  Collections.

                  On or before each Settlement Date for a Receivable Interest, the Servicer shall deposit or cause to be deposited into the Agent's Account all Collections set aside for the Purchasers (including any amounts set aside for the Agent) pursuant to clauses (i), (ii), (iii) or (v) of this Section 2.04(b) (excluding, if such Settlement Date is not a Liquidation Day, any amounts set aside on account of accrued Servicer Fee, which amounts shall be retained by the Servicer for its own account in payment of such Servicer Fee).

                  (c) From and after the commencement of any Level 4 Ratings Period or the occurrence of an Event of Termination, after the establishment of the Cash Collateral Account, at the direction of the Agent, the Servicer shall comply with the following:

                           (i) The Servicer shall cause all Collections to be deposited into the Cash Collateral Account by no later than the close of business on the applicable Deposit Date.

                           (ii) All Collections deposited in the Cash Collateral Account pursuant to this Section 2.04(c) shall be allocated among the Purchasers pro rata based on the Seller Obligations held by or payable to the Purchasers; provided that if the amount so allocated exceeds the accrued and unpaid Seller Obligations held by or payable to any Purchaser, such excess shall be re-allocated to the other Purchasers ratably in proportion to the amount of Seller Obligations held by or payable to such other Purchasers.

                           (iii) On each Settlement Date for a Receivable Interest, the Agent shall cause all Collections allocated to the Purchasers pursuant to this Section 2.04(c) that have not been previously withdrawn hereunder (or such lesser amount as the Agent may specify in its sole discretion) to be withdrawn and remitted to the Agent's Account.

                  (d) On each Settlement Date, the Agent shall distribute the funds deposited into the Agent's Account pursuant to this Section 2.04 as follows:

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

                           (i) first, pro rata to the Purchasers and the Agent in payment in full of all accrued Yield and Fees then due and payable to each of them;

                           (ii) second, if such distribution occurs on a Liquidation Day for any Receivable Interest(s) held by one or more Purchasers, pro rata to such Purchasers in reduction to zero of all Capital of such Receivables Interests;

                           (iii) third, to the Purchasers and the Agent in payment in full of all other Seller Obligations payable to the Purchasers and the Agent until such Seller Obligations have been reduced to zero; and

                           (iv) fourth, if such distribution occurs on a Liquidation Day, to the Servicer in payment in full of the accrued and unpaid Servicer Fee payable by the Purchasers pursuant to Section 2.05.

                  After the Capital, Yield, Fees and Servicer Fee with respect to each Receivable Interest held by the Purchasers, and all other Seller Obligations held by or owing to the Purchasers, have been paid in full, all additional Collections with respect to each such Receivable Interest shall be paid to the Seller for its own account.

                  (e)      For the purposes of this Section 2.04:

                           (i) if on any day any Pool Receivable (or portion thereof) becomes a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to the Outstanding Balance of such Pool Receivable (or portion thereof);

                           (ii) if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in full;

                           (iii) except as otherwise required by applicable law or the relevant Contract, or as otherwise specified by such Obligor, any payment received from an Obligor of any Receivables shall be applied as a Collection of the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable; and

                           (iv) if and to the extent the Agent or any Purchaser shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

                  (f) Within one Business Day after the end of each Fixed Period in respect of which Yield is computed by reference to the Investor Rate, the Agent shall furnish the Seller

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with an invoice setting forth the amount of the accrued and unpaid Yield and
Fees for such Fixed Period with respect to the Receivable Interests held by the Conduit Purchaser.

                  SECTION 2.05 Payment of Certain Fees. (a) The Servicer shall be entitled to receive a fee (the "Servicer Fee") of 0.25% per annum on the average daily aggregate Capital of all Receivable Interests, payable in arrears on each Settlement Date out of Collections available for such purpose pursuant to Section 2.04. Upon three Business Days' notice to the Agent, the Servicer (if not the Originator, the Seller or its designee or an Affiliate of the Seller) may, with the prior written consent of the Agent, elect to be paid, as such fee, another percentage per annum on the average daily Outstanding Balance of the Receivables. The portion of the Servicer Fee payable by each Purchaser shall be equal to 0.25% per annum on the average daily Capital of each Receivable Interest owned by such Purchaser, payable on each Settlement Date for such Receivable Interest. Notwithstanding anything herein to the contrary, the Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.04. To the extent such Collections are not sufficient to pay the Servicer Fee in full, none of the Seller, the Agent or the Purchasers shall have any liability for the deficiency.

                  (b) If the Agent notifies the Seller that an Accounting Based Consolidation Event has occurred, the Seller shall pay to the Agent an accounting adjustment fee (the "Consolidation Fee"), which shall accrue at the Applicable Eurodollar Rate Margin on the daily average amount of Capital of all Receivable Interests of the Conduit Purchaser during the period commencing on and including the date that an Accounting Based Consolidation Event shall occur to but excluding the date on which the Capital of the Receivable Interests of the Conduit Purchaser has been reduced to zero, calculated based on a the number of actual days elapsed and a 360-day year. Such accounting adjustment fee shall be payable in arrears on each Settlement Date, commencing with the first Settlement Date occurring after the occurrence of an Accounting Based Consolidation Event.

                  SECTION 2.06 Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Agent or any Purchaser hereunder shall be paid no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent's Account. All amounts to be deposited by the Seller or the Servicer into the Cash Collateral Account or any other account shall be deposited no later than 11:00 A.M. (New York City time) on the date when due.

                  (b) Each of the Seller and the Servicer shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Alternate Base Rate, payable on demand.

                  (c) All computations of interest under subsection (b) above and all computations of Yield, Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

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                  SECTION 2.07 Dividing or Combining Receivable Interests.
Either the Seller or (following an Event of Termination or an Involuntary Bankruptcy Event) the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by the Conduit Purchaser may be combined with a Receivable Interest owned by any Bank Purchaser.

                  SECTION 2.08 Increased Costs. (a) If CNAI, the Conduit Purchaser, any Bank Purchaser, or any other Person (including any bank or other financial institution providing liquidity and/or credit support to the Conduit Purchaser in connection with the Conduit Purchaser's commercial paper program) which enters into a commitment to purchase Receivable Interests or interests therein (each, an "Affected Person") determines that compliance with any change in any law or regulation or any guideline or request or in the interpretation or administration thereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Receivables or interests therein related to this Agreement or to the funding thereof, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent for the account of such Affected Person (as a third-party beneficiary, in the case of an Affected Person that is not a party to this Agreement), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.

                  (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs.

                  (c) A certificate of the Affected Person setting forth such amount or amounts (including computation of such amount or amounts) as shall be necessary to compensate the Affected Person as specified in paragraph
(a) or (b) above, as the case may be, delivered to the Seller shall be conclusive and binding absent manifest error. Each Affected Person shall designate a different funding office for its purchases with respect to Receivable Interests hereunder if such designation will avoid the need for, or reduce the amount of, compensation

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

pursuant to this Section 2.08 and will not, in the sole opinion of such Affected Person, be disadvantageous to such Affected Person and will not result in any material expense.

                  (d) Failure on the part of any Affected Person to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Affected Person's right to demand compensation with respect to any other period. The protection of this Section shall be available to each Affected Person regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                  SECTION 2.09 Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Servicer or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Seller or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as "Other Taxes").

                  (c) The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.09) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Seller and the Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

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                  (d)      Each Affected Person who is organized outside the
United States shall, prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, prior to the date on which it so becomes an Affected Person), (x) deliver to the Seller and the Agent such certificates, documents or other evidence, as required by the IRC or Treasury regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person establishing that such payment is (i) not subject to withholding under the IRC because such payment is effectively connected with the conduct by such Affected Person of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty and
(y) upon request of the Seller or the Agent, and to the extent it may do so under applicable law, furnish any other government forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax. Each such Affected Person that changes its funding office shall promptly notify the Seller and the Agent of such change and, upon written request from the Seller or the Agent, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Seller hereunder. Unless the Seller and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Seller or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Affected Person organized under the laws of a jurisdiction outside the United States.

                  (e) The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Affected Person to comply with the provisions of paragraph (d) above unless such Affected Person is unable to comply with paragraph (d) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became an Affected Person after the date hereof, after the date on which it so became an Affected Person).

                  SECTION 2.10 Security Interest. As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of all Seller Obligations, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the other Indemnified Parties, and hereby grants to the Agent for its benefit and the ratable benefit of the other Indemnified Parties, a security interest in, all of the Seller's right, title and interest in and to (A) the Sale Agreement, including, without limitation,
(i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Sale Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Sale Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to Sale Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Sale Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, whether now

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owned and existing or hereafter acquired or arising, all Related Security and
Collections with respect thereto and all Blocked Accounts and funds on deposit therein, (C) the Cash Collateral Account, all funds on deposit therein and all investments made with such funds, (D) all other assets of the Seller, including, without limitation, all accounts, chattel paper, goods, instruments, investment property, deposit accounts and general intangibles (as those terms are defined in the UCC as in effect on the date hereof in the State of New York), including undivided interests in any of the foregoing, owned by the Seller and not otherwise purchased under this Agreement and (E) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

                                  ARTICLE III

                             CONDITIONS OF PURCHASES

                  SECTION 3.01 Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

                  (a) Certified copies of the resolutions of the Board of Directors of each Transaction Party approving this Agreement and the Sale Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents.

                  (b) A certificate of the Secretary or Assistant Secretary of each Transaction Party certifying the names and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which it is a party.

                  (c) Acknowledgment copies or time stamped receipt copies (or other evidence of filing) of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership and security interests contemplated by this Agreement and the Sale Agreement.

                  (d) Acknowledgment copies or time stamped receipt copies of proper financing statements necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Transaction Party or any of their respective Affiliates.

                  (e) Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (c) above that name the Seller or the Originator as debtor, together with copies of such financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral referred to in Section 2.10 except to the extent the Agent shall have received executed termination statements therefor pursuant to subsection (d) above).

                  (f) Executed copies of Blocked Account Agreements for each Blocked Account.

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                  (g)      Favorable opinions of Schiff Hardin & Waite, counsel
for the Seller, the Servicer and the Originator, relating to true sale and substantive consolidation issues, enforceability of this Agreement and the other Transaction Documents, perfection of security interests, non-contravention of laws and agreements, general corporate matters and such other matters as the Agent may reasonably request.

                  (h) A favorable opinion of Sidley Austin Brown & Wood LLP, counsel for the Agent, relating to filing priority of security interests.

                  (i)      An executed copy of the Funds Transfer Letter.

                  (j)      An executed copy of the Sale Agreement.

                  (k) A copy of the by-laws of each Transaction Party, certified by the Secretary or Assistant Secretary of such Transaction Party.

                  (l) A copy of the certificate or articles of incorporation or certificate or articles of formation (as applicable) of each Transaction Party, certified as of a recent date by the Secretary of State or other appropriate official of the State of incorporation or formation (as applicable) of such Transaction Party, and a certificate as to the good standing of each Transaction Party from such Secretary of State or other official, dated as of a recent date.

                  (m) The opening pro forma balance sheet of the Seller referred to in Section 4.01(e).

                  (n) Executed copies of the Termination Agreements relating to the Existing Receivables Facilities.

                  SECTION 3.02 Conditions Precedent to All Purchases and Reinvestments. (a) Each purchase (including the initial purchase) and each reinvestment hereunder shall be subject to the further conditions precedent that
(a) the Servicer shall have delivered to the Agent and each Bank Purchaser all Monthly Reports required to be delivered hereunder, each duly completed and containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g), (b) on the date of such purchase or reinvestment the following statements shall be true, except that the statements in clause (iii) below are required to be true only if such purchase or reinvestment is by the Conduit Purchaser (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller and the Servicer (each as to itself) that such statements are then true):

                           (i) The representations and warranties contained in Sections 4.01 and 4.02 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date; and

                           (ii) No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination, an Involuntary Bankruptcy Event or, in the case of a purchase, an Incipient Event of Termination; and

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                           (iii)    The Agent shall not have given the Seller
                  notice that the Conduit Purchaser has terminated the reinvestment of Collections in Receivable Interests; and

                           (iv) NIPSCO's Debt Rating shall be at least BBB - from S&P and Baa3 from Moody's; and

                           (v) NIPSCO shall have sold or contributed to the Seller, pursuant to the Sale Agreement, all Receivables that arose on or prior to such date; and

                  (c) The Agent shall have received such other approvals, opinions or documents as it may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01 Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows as of the date hereof and as of the date of each purchase or reinvestment hereunder:

                  (a) The Seller is a corporation duly formed and validly existing under the laws of Indiana, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

                  (b) The execution, delivery and performance by the Seller of the Transaction Documents, including the Seller's use of the proceeds of purchases and reinvestments, (i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller's certificate or articles of incorporation or by-laws,
(2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except as created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Seller.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder other than those that have been obtained or made and except for the filing of UCC financing statements which are referred to therein.

                  (d) Each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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                  (e)      The opening pro forma balance sheet of the Seller as
of November 30, 2003, giving effect to the initial purchase to be made under this Agreement, a copy of which has been furnished to the Agent and each Bank Purchaser, fairly presents the financial condition of the Seller as of such date, in accordance with generally accepted accounting principles, and since its formation there has been no (i) material adverse change in the business, operations, property or financial condition of the Seller or (ii) other event or circumstance which has had or will have a Material Adverse Effect.

                  (f) There is no pending or (to the best knowledge of the Seller) threatened action or proceeding affecting the Seller before any court, governmental agency or arbitrator. The Seller is not in default in any material respect of any order of any court, arbitrator or governmental agency.

                  (g) No proceeds of any purchase or reinvestment will be used for a purpose that violates or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

                  (h) Each Receivable treated as or represented to be a Pool Receivable is owned by the Seller free and clear of any Adverse Claim (except as created in favor of the Agent and the Purchasers hereunder). The Purchasers have acquired a valid and perfected first priority ownership interest or security interest in each Pool Receivable now existing or hereafter arising and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim. No effective financing statement or other instrument similar in effect is filed in any recording office listing the Seller as debtor, covering any Receivable, Related Security or Collections except such as may be filed in favor of the Agent in accordance with this Agreement. No effective financing statement or other instrument similar in effect, is filed in any recording office listing NIPSCO as debtor, covering any Receivable, Related Security or Collections except such as may be filed in favor of the Seller and assigned to the Agent in accordance with this Agreement.

                  (i) Each Monthly Report (if prepared by any Transaction Party or one of their respective Affiliates, or to the extent that information contained therein is supplied by any Transaction Party or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished in writing at any time by or on behalf of any Transaction Party to the Agent, the Conduit Purchaser or the Bank Purchasers in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, the Conduit Purchaser or the Bank Purchasers, as the case may be, at such time) as of the date so furnished, and no such Monthly Report, information, exhibit, financial statement, document, book, record or report, as of its date, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.

                  (j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address or addresses referred to in Section 5.01(b).

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                  (k)      The names and addresses of all the Blocked Account
Banks together with the account numbers of the Blocked Accounts of the Seller at such Blocked Account Banks are as specified in Schedule I hereto, as such
Schedule I may be updated from time to time pursuant to Section 5.01(g).

                  (l) Each purchase of a Receivable Interest and each reinvestment of Collections in Receivables will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

                  (m) In the past five (5) years, the Seller has not used any corporate name, tradename or doing-business-as name other than the name in which it has executed this Agreement. The Seller's organizational identification number is 2003111700069.

                  (n) The Seller was formed on November 13, 2003 and the Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries. NIPSCO directly owns 100% of the capital stock of the Seller, free and clear of any Adverse Claims.

                  (o) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured,
(iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller's abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller's property would constitute unreasonably small capital.

                  (p) With respect to each Receivable, the Seller (i) shall have received such Receivable as a contribution to the capital of the Seller by Originator or (ii) shall have purchased such Receivable from Originator in exchange for payment (made by the Seller to Originator in accordance with the provisions of the Sale Agreement) of cash, Deferred Purchase Price, or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by Originator to the Seller and no such sale or capital contribution is or may be voidable or subject to avoidance under any section of the United States Bankruptcy Code.

                  (q) The Seller and its ERISA Affiliates are in compliance in all material respects with ERISA, and no Adverse Claim exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.

                  (r) Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance on any Monthly Report satisfies the requirements of eligibility

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contained in the definition of "Eligible Receivable" as of the date of the information reported in such Monthly Report.

                  (s) On the date of each purchase and reinvestment hereunder (and after giving effect thereto), the sum of the Receivable Interests does not exceed the Maximum Receivable Interest.

                  (t) Each of the representations and warranties set forth on Annex H are true and correct.

                  SECTION 4.02 Representations and Warranties of the Servicer. NIPSCO, in its capacity as Servicer, hereby represents and warrants as follows as of the date hereof and as of the date each purchase or reinvestment hereunder:

                  (a) The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of Indiana, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

                  (b) The execution, delivery and performance by the Servicer of this Agreement and any other documents to be delivered by it hereunder (i) are within the Servicer's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Servicer's charter or by-laws, (2) any law, rule or regulation applicable to the Servicer, (3) any contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property (unless, in the case of the preceding clauses (3) and (4), such non-contravention would not reasonably be expected to have a Material Adverse Effect), and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Servicer.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement or any other document to be delivered by it hereunder (other than those that have been obtained or made).

                  (d) This Agreement constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (e) The balance sheets of the Servicer and its Subsidiaries as of December 31, 2002, and the related statements of income and retained earnings of the Servicer and its Subsidiaries as of and for the fiscal year, then ended certified by Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent and each Bank Purchaser, fairly present the financial condition of the Servicer and its Subsidiaries as at such date and the results of the operations of the Servicer and its Subsidiaries for the fiscal year ended on such date, all in accordance with generally accepted accounting principles consistently

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applied. Since December 31, 2002, there has been no material adverse change in the business, operations, property or financial condition of the Servicer.

                  (f) There is no pending or (to the best knowledge of the Servicer) threatened action or proceeding affecting the Servicer or any of its Subsidiaries before any court, governmental agency or arbitrator which (if adversely determined) would constitute an Event of Termination or otherwise have a Material Adverse Effect, except as disclosed in the Servicer's financial statements referred to in Section 4.02(e).

                  (g) On the date of each purchase and reinvestment hereunder (and after giving effect thereto) the sum of the Receivable Interests does not exceed the Maximum Receivable Interest.

                  (h) Servicer is able, on any date on which it is required to make such an identification under the terms of this Agreement, to produce a report identifying which amounts paid into the Blocked Accounts constitute Collections and which amounts constitute other amounts.

                  (i) All of the representations and warranties of NIPSCO made pursuant to the Sale Agreement are true and correct.

                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.01 Covenants of the Seller. Until the later of (i) the Termination Date and (ii) the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all Fees and other Seller Obligations are paid in full:

                  (a) Compliance with Laws, Etc. The Seller will comply in all respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not reasonably be expected to have a Material Adverse Effect.

                  (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at (i) the address of the Seller set forth under its name on the signature pages to this Agreement, or (ii) upon 30 days' prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Receivables have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

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                  (c)      Performance and Compliance with Contracts and Credit
and Collection Policy. The Seller will, at its expense, (i) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contracts.

                  (d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for the interest in favor of the Agent created pursuant to this Agreement) upon or with respect to, any Receivable, Related Security, related Contract or Collections, or upon or with respect to any Blocked Account or any other asset of the Seller, or assign any right to receive income in respect thereof.

                  (e) Extension or Amendment of Receivables and Contracts. Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Receivable or amend, modify or waive any term or condition of any Contract related thereto.

                  (f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy, except for any such change in the Credit and Collection Policy that would not impair the collectibility of any Receivable.

                  (g) Addition or Termination of Blocked Accounts; Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Blocked Account Bank from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables, unless the Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and with respect to each new Blocked Account, a fully executed Blocked Account Agreement. The Seller will deposit, or cause to be deposited, all Collections in a Blocked Account.

                  (h) Deposits to Blocked Accounts. The Seller will cause all Obligors to be instructed to remit all their payments in respect of Receivables to the Originator or to Blocked Accounts, it being acknowledged and agreed that certain Obligors who currently make payment by wire transfer to other accounts, and certain intermediaries (for example, Western Union) who transfer amounts on behalf of Obligors to other accounts, will be required by no later than 90 days after the date of this Agreement, to make payments to Blocked Accounts. If the Seller shall receive any Collections directly, the Seller shall promptly (and in any event within one Business Day) cause such Collections to be deposited into a Blocked Account. The Seller will not permit any funds to be deposited into any Blocked Account other than Collections of Receivables and prepayments made under any Balanced Payment Plan.

                  (i) Further Assurances; Change in Name or Jurisdiction of Origination, etc.

                           (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests

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                  purchased under this Agreement and/or security interest
                  granted pursuant to this Agreement, or to enable the Conduit Purchaser, the Bank Purchasers or the Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests.

                           (ii) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other Collateral described in
                  Section 2.10 without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

                           (iii) The Seller shall at all times be organized under the laws of the State of Indiana and shall not take any action to change its jurisdiction of organization.

                           (iv) The Seller will not change its name, identity or corporate structure unless the Agent shall have received at least thirty (30) days advance written notice of such change and all action by the Seller necessary or appropriate to perfect or maintain the perfection of the Receivable Interests (including, without limitation, the filing of all financing statements and the taking of such other action as the Agent may request in connection with such change or relocation) shall have been duly taken.

                  (j) Reporting Requirements. The Seller will cause to be provided to the Agent and each Bank Purchaser the following:

                           (i) a Form 10-K for NIPSCO as soon as (and if) available and in any event within 120 days after the end of each fiscal year of NIPSCO, which will include an audited consolidated balance sheet of NIPSCO and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in common stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the United States Securities and Exchange Commission by independent public accountants of nationally recognized standing; provided, however, that such Form 10-K need not be provided if it is available, within the above referenced time period, via the EDGAR system of the United States Securities and Exchange Commission ("EDGAR") on the Internet;

                           (ii) a Form 10-Q for NIPSCO as soon as (and if) available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of NIPSCO, which will include a consolidated balance sheet of NIPSCO and

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                  its Consolidated Subsidiaries, as of the end of such quarter and the related consolidated statement of income for such quarter and for the portion of NIPSCO's fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of NIPSCO's fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of NIPSCO's previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of NIPSCO's previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of NIPSCO's previous fiscal year; the delivery of such financial statement shall constitute a certification (subject to normal year-end adjustments) as to fairness of presentation and conformity with generally accepted accounting principles consistently applied; provided, however, that such Form 10-Q need not be provided if it is available, within the above referenced time period, via EDGAR on the Internet;

                           (iii) as soon as available and in any event within 120 days after the end of the fourth fiscal quarter of each fiscal year of the Seller and, within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a Financial Officer of the Seller as having been prepared in accordance with generally accepted accounting principles consistently applied;

                           (iv) as soon as possible and in any event within five Business Days after obtaining knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of a Financial Officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

                           (v) promptly after the sending or filing thereof, copies of all reports that NIPSCO or any of its Affiliates files with the SEC or distributes to its shareholders; provided, however, that such reports need not be provided if they are available via EDGAR on the Internet;

                           (vi) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $50,000,000, other than the liability for payment of amounts

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                  required to satisfy a minimum funding requirement standard under ERISA Section 302, or an alternative minimum funding standard under ERISA Section 305, provided that such required funding amounts do not include any waived funding deficiency with the meaning of ERISA Section 302;

                           (vii) at least thirty days prior to any change in the name or jurisdiction of organization of any Transaction Party, a notice setting forth the new name or jurisdiction of organization, as applicable, and the effective date thereof;

                           (viii) promptly and in any event within five Business Days after the Seller obtains knowledge thereof, notice of any "Event of Termination" or "Facility Termination Date" under the Sale Agreement;

                           (ix) as soon as possible and in any event no later than the day of occurrence thereof, notice that NIPSCO has stopped selling to the Seller, pursuant to the Sale Agreement, all newly arising Receivables;

                           (x) at the time of the delivery of the financial statements provided for in clause (i) of this paragraph, a certificate of a Financial Officer of NIPSCO or the Seller, as applicable, to the effect that, to the best of such officer's knowledge, no Event of Termination or Incipient Event of Termination has occurred and is continuing or, if any Event of Termination or Incipient Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

                           (xi) promptly after receipt thereof, copies of all notices received by the Seller from the Originator under the Sale Agreement;

                           (xii) promptly upon learning thereof, notice of any downgrade in the Debt Rating (or the withdrawal by either S&P or Moody's of a Debt Rating) of any Transaction Party, setting forth the Debt affected and the nature of such change (or withdrawal);

                           (xiii) promptly after the occurrence thereof any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect; and

                           (xiv) such other information respecting the Receivables or the condition or operations, financial or otherwise, of any Transaction Party as the Agent or any Bank Purchaser may from time to time reasonably request.

                  (k) Separateness. (i) The Seller shall at all times maintain at least one independent director who (w) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company, (x) is not a current or former officer or employee of the Seller, (y) is not a stockholder of any Other Company or any of their respective Affiliates and (z) who (A) has prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) has at least three

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years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

                           (ii) The Seller shall not direct or participate in the management of any of the Other Companies' operations.

                           (iii) The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms separate from that of the Other Companies.

                           (iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

                           (v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds except that common overhead expenses may be shared by the Seller and the Other Companies on a basis reasonably related to use.

                           (vi) The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller's own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

                           (vii) The Seller shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

                           (viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

                           (xi) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies except as expressly contemplated by the Sale Agreement.

                           (x) The Seller shall hold regular duly noticed meetings of its Board of Directors, make and retain minutes of such meetings and otherwise observe all corporate formalities.

                           (xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies, in each case to the extent such

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                  bills of sale and UCC-1 financing statements would be
                  customarily prepared in transactions with non-Affiliates.

                           (xii)    The Seller shall not engage in any
                  transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Sale Agreement.

                           (xiii) The Seller shall prepare its financial statements separately from those of any of the Other Companies and shall insure that any consolidated financial statements of any Other Company that are filed with the Securities and Exchange Commission or any other governmental agency or are furnished to any creditors of any Other Company do not treat any of the Pool Receivables as an asset of the Originator.

                  (l) Transaction Documents. The Seller will not terminate, amend, waive or modify, or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document or grant any other consent or other indulgence under any Transaction Document, in each case without the prior written consent of the Agent (acting with the consent or at the direction of the Majority Bank Purchasers or, to the extent required under
Section 10.01, all the Bank Purchasers). The Seller will perform all of its obligations under the Sale Agreement and will enforce the Sale Agreement in accordance with its terms. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

                  (m) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by this Agreement and the Sale Agreement. The Seller will not create or form any Subsidiary.

                  (n) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Sale Agreement.

                  (o) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests or other equity interests of the Seller, or return any capital to its members or other equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests or other equity of the Seller or any warrants, rights or options to acquire any membership interests or other equity of the Seller, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends to its sole member out of Collections available for such purpose pursuant to

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the Transaction Documents so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller and its board of directors.

                  (p) Debt. The Seller shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement,
(iii) the incurrence of other obligations pursuant to, and, as expressly contemplated in, the Sale Agreement, and (iv) the incurrence of operating expenses in the ordinary course of business.

                  (q) Articles of Incorporation and By-Laws. The Seller will not amend, modify or delete (or permit any amendment, modification or deletion of) (i) the definition of "Independent Director" in its Articles of Incorporation as in effect on the date hereof or (ii) any other provision of its Articles of Incorporation or by-laws as in effect on the date hereof if, pursuant to the terms thereof, such amendment, modification or deletion requires the consent of the Independent Director thereunder.

                  (r) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 15% of the Outstanding Balance of the Receivables which are not Defaulted Receivables at such time.

                  (s) Taxes. The Seller will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent, the Conduit Purchaser or the Bank Purchasers.

                  (t) Treatment as Sales. The Seller shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as the sale and/or absolute conveyance of Receivables by NIPSCO to the Seller.

                  (u) Investments. The Seller shall not make any loans to, advances to, investments in or otherwise acquire any capital stock or equity security of, or any equity interest in, any other Person.

                  SECTION 5.02 Agreed Upon Procedures. Until the later of (i) the Termination Date and (ii) the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all Fees and other Seller Obligations have been paid in full, each of the Seller and the Servicer shall from time to time, upon the Agent's request and at the expense of the Seller or the Servicer, as applicable (A) cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables and/or a written report of agreed upon procedures conducted by such accountants or others with respect to the Pool Receivables, Credit

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and Collection Policy, Blocked Account activity and the Seller's performance of its obligations under this Agreement and the Receivables Sale Agreement on a scope and in a form reasonably requested by the Agent for such agreed upon procedures, (B) during regular business hours permit the Agent or its agents or representatives (x) to conduct periodic agreed upon procedures with respect to the Receivables, the Related Security and the related books and records and collections systems of the Seller or the Servicer, as the case may be, (y) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer, as the case may be, relating to Receivables and the Related Security, including, without limitation, the Contracts, and (z) to visit the offices and properties of the Seller or the Servicer, as the case may be, for the purpose of examining such materials described in clause (y) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller's or the Servicer's performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or the Servicer, as the case may be, having knowledge of such matters. Notwithstanding the foregoing, so long as (a) no Event of Termination has occurred and (b) a Level 4 Period is not in effect,
(i) the Agent will not cause more than one (1) agreed upon procedures review pursuant to clause (A) above to be conducted in any calendar year, and (ii) the agreed upon procedures review to be conducted pursuant to clause (A) shall be conducted by the independent public accountants then engaged to audit the Originator's financial statements.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION
                                 OF RECEIVABLES

                  SECTION 6.01 Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Servicer, NIPSCO is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. NIPSCO may not resign from the obligations and liabilities hereby imposed on it. The Agent at any time, may designate as Servicer any Person (including itself) to succeed NIPSCO or any successor Servicer, on such terms and conditions as the Agent and such successor Servicer shall agree. The Servicer may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Receivables. Any such subcontract shall not affect the Servicer's liability for performance of its duties and obligations pursuant to the terms hereof.

                  SECTION 6.02 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance in all material respects with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller, each Purchaser and the Agent hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, as their agent to enforce their respective rights and interests in the Receivables, the Related Security and the related Contracts. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in such manner as it reasonably deems to be in the best interests of the Purchasers and the Agent. Following the occurrence and during the

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continuation of a Servicer Default the Agent shall have the sole right to direct the Servicer to commence or settle any legal action to enforce collection of any Receivable or any Related Security with respect thereto.

                  (a) The Servicer shall administer the Collections in accordance with Section 2.04. If so instructed by the Agent, at any time during a Level 4 Period or following the occurrence of an Event of Termination, the Servicer shall transfer to the Agent (by wire transfer of funds to the account specified by the Agent) all Collections set aside or required to be set aside for the Agent or any Purchaser pursuant to Section 2.04 by the Business Day following the Servicer's receipt of such Collections.

                  (c) If no Servicer Default shall have occurred and be continuing, NIPSCO, while it is the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Servicer deems appropriate to maximize Collections thereof, provided that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension. Following the occurrence and during the continuation of a Servicer Default, the Servicer may grant such extensions or adjustments only with the prior written consent of the Agent. In no event shall the Servicer be entitled to make any Purchaser or the Agent a party to any litigation involving the Transaction Documents or the Receivables without such Purchaser's or the Agent's prior written consent.

                  (d) The Servicer shall hold in trust for the Seller, the Agent and each Purchaser, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Receivables. The Servicer shall mark the Seller's and the Originator's master data processing records evidencing the Receivables with a legend, reasonably acceptable to the Agent, evidencing that Receivable Interests therein have been sold. At the request of the Agent following a Servicer Default, the Servicer shall mark each invoice which evidence or relate to Receivables with a legend, reasonably acceptable to the Agent, evidencing that Receivable Interests therein have been sold and shall deliver to the Agent a copy (which may be in electronic form) of each invoice evidencing each Receivable.

                  (e) The Servicer shall, as soon as practicable following receipt and identification thereof, and in any event within two Business Days, turn over to the Seller or such other Person as may be entitled thereto any cash collections or other cash proceeds received in any Blocked Account and not constituting Collections of Receivables, including, without limitation, any prepayments made under any Balanced Payment Plan.

                  (f) The Servicer shall, from time to time at the request of the Agent following (i) the occurrence and during the continuation of any Event of Termination or (ii) the commencement of any Level 3 Ratings Period of Level 4 Ratings Period, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Purchasers and the Agent pursuant to Section 2.04.

                  (g) On or prior to the sixteenth Business Day of each calendar month and, following the occurrence of an Event of Termination, at such other times and covering such other

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periods as the Agent may request, the Servicer shall prepare and forward to the
Agent and each Bank Purchaser a Monthly Report relating to the Receivables as of the close of business on the last day of the immediately preceding calendar month or such other period, as the case may be.

                  SECTION 6.03 Certain Rights of the Agent. (a) The Agent is hereby authorized at any time to instruct the Obligors of Pool Receivables, or any of them, to make payment of all amounts payable under any Pool Receivable to any account designated by the Agent and the Seller or the Servicer shall, at the Agent's request, send notices to the Obligors of Pool Receivables, or any of them, instructing them to make payment in the manner requested by the Agent. At any time during the Liquidation Period or after the commencement of a Level 4 Ratings Period, the Agent may have each Blocked Account transferred into the name of the Agent and/or assume exclusive control of the Blocked Accounts, and may take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including, without limitation, delivering the notices attached to the Blocked Account Agreements).

                  (b) At any time following the designation of a Servicer other than NIPSCO:

                           (i) At the Agent's request and at the Seller's expense, the Servicer shall (and if the Servicer shall fail to do so, the Agent may) notify each Obligor of Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

                           (ii) At the Agent's request and at the Seller's or the Servicer's expense, the Seller and the Servicer shall
                  (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

                  (c) Each of the Seller and the Servicer authorizes the Agent, and hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of the Seller or the Servicer, following the occurrence and during the continuation of a Servicer Default, to take any and all steps in the Seller's or the Servicer's name and on behalf of the Seller or the Servicer that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Receivables, including, without limitation, endorsing the Seller's, the Servicer's or the Originator's name on checks and other instruments representing Collections of Receivables and enforcing the Receivables and the Related Security and related Contracts.

                  (d)      If replaced as Servicer, NIPSCO agrees that it will
(i) terminate, and (to the extent requested by the Agent) will cause each existing sub-servicer to terminate, its collection activities in a manner and to the extent requested by the Agent to facilitate the

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transition to a new Servicer and (ii) transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software used in connection with the collection of the Receivables. (To the extent any such transfer or license would require the payment of any license fee or other amount the Servicer agrees to pay such fee or other amount out of its own funds promptly upon demand by the Agent.) The Servicer shall cooperate with and assist any successor Servicer in the performance of its responsibilities as Servicer (including, without limitation, providing access to, and transferring, to such successor Servicer all records related to the Receivables and allowing (to the extent permitted by applicable law and contract) the successor Servicer to use all licenses, hardware or software necessary or desirable to collect or obtain or store information regarding the Receivables).

                  (e) Following the occurrence of an Event of Termination, the Servicer shall, upon the request of the Agent acting (and if the Servicer fails to do so the Agent may itself) deliver a notice to all applicable Obligors, in form and substance satisfactory to the Agent, stating that (i) the Receivables have been sold to the Seller and ownership interests in the Receivables have been sold to the Purchasers hereunder and (ii) effective immediately all payments on the Receivables must be made without any setoff. Such notice shall be delivered by the Servicer as soon as practicable and in any event within three Business Days after such written request by the Agent. From and after the date the Agent requests the Servicer to deliver such notice, (i) the Servicer shall require all payments by Obligors to be made without any setoff, and shall make available to the Agent such information as may be required to determine whether such payments are being so made and (ii) NIPSCO and the Seller shall, and shall cause each other Transaction Party to, pay, or cause to be paid, when due all amounts (including, without limitation, in respect of credit card charges) owing by any Transaction Party to any Obligor without any set off of such amounts against Receivables due from such Obligor.

                  SECTION 6.04 Rights and Remedies. (a) If the Servicer or the Seller fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent's costs and expenses reasonably incurred in connection therewith shall be payable by the Servicer or the Seller, as applicable.

                  (b) The Seller and the Servicer shall perform their respective obligations under the Contracts related to the Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Conduit Purchaser and the Bank Purchasers of their rights under this Agreement shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Receivables or related Contracts. None of the Agent, the Conduit Purchaser or the Bank Purchasers shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

                  (c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Sale Agreement, the provisions of this Agreement shall control.

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                  (d)      The Agent's rights and powers under this Article VI
shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

                  SECTION 6.05 Covenants of the Servicer.

                  (a) Change in Credit and Collection Policy. The Servicer will not make any change in the Credit and Collection Policy except for any such change that would not (i) impair the collectibility of any Receivables or the ability of the Servicer to perform its obligations under this Agreement or (ii) otherwise be reasonably likely to have a Material Adverse Effect. In the event that the Servicer makes any material change to the Credit and Collection Policy, it shall, promptly following such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

                  (b) Other Covenants. NIPSCO (both individually and in its capacity as Servicer) shall perform and comply with all covenants required to be performed or observed by it pursuant to the Sale Agreement and each other Transaction Document.

                  (c) Perfection and Priority of Security Interests. The Servicer shall, from time to time, at its expense, promptly deliver all instruments and documents and take all actions that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement and/or the first priority security interest granted pursuant to this Agreement. Without limiting the foregoing, the Servicer will, upon the request of the Agent, file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect, evidence or maintain the priority of such Receivable Interests or security interest.

                  SECTION 6.06 Indemnities by the Servicer. Without limiting any other rights that the Agent, the Conduit Purchaser, any Bank Purchaser, any other Affiliated Person or any of their respective Affiliates (each, a "Special Indemnified Party") may have hereunder or under applicable law, and in consideration of its appointment as Servicer, NIPSCO hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Special Indemnified Amounts") arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, and (b) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

                           (i) any representation or warranty or statement made or deemed made by the Servicer under or in connection with this Agreement, the Sale Agreement or any Monthly Report which shall have been incorrect in any respect when made or deemed made;

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                           (ii)     the failure by the Servicer to comply with
                  any applicable law, rule or regulation with respect to any Receivable or Contract;

                           (iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

                           (iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                           (v)      the commingling of Collections of
                  Receivables at any time by the Servicer with other funds;

                           (vi) any action by the Servicer (other than an action required by the Transaction Documents) reducing or impairing the rights of the Agent, the Conduit Purchaser or the Bank Purchasers with respect to any Receivable or the value of any Receivable;

                           (vii) if NIPSCO has been terminated by the Agent as the Servicer prior to the occurrence of a Servicer Default and when a Level 4 Period is not in effect, any Servicer Fees or other costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicer Fees payable to NIPSCO in its capacity as Servicer hereunder;

                           (viii) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Receivable; or

                           (ix) any change in the Credit and Collection Policy which impairs the collectibility of any Receivable or the ability of the Servicer to perform its obligations under this Agreement.

                  Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Servicer's indemnification obligations in clauses (i) and (iv) of this Section 6.06, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.

                  SECTION 6.07 Cash Collateral Account. (a) At any time after the commencement of any Level 3 Ratings Period or Level 4 Ratings Period or the occurrence of an Event of Termination, the Agent may establish and maintain, in the name of the Agent on behalf of the Purchasers, with Citibank or another financial institution acceptable to the Agent, a segregated interest bearing deposit account (such account being the "Cash Collateral Account", and the financial institution holding such account being the "Cash Collateral Bank"). Each of the Seller and the Servicer agrees that the Agent shall have exclusive dominion and control over the Cash Collateral Account and all monies, instruments and other property from time to time

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deposited in or credited to the Cash Collateral Account. The Servicer shall deliver to the Agent, concurrently with the establishment of the Cash Collateral Account, a control agreement with respect to the Cash Collateral Account in substantially the form attached as Annex G or in such other form as the Agent may approve (a "Cash Collateral Agreement"), duly executed by the Seller, the Servicer and the Cash Collateral Bank.

                  (b) Subject to the terms of the relevant Cash Collateral Agreement, the Servicer may invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, in each case in such Permitted Investments as the Servicer may select; provided that each such Permitted Investment shall have a maturity date no later than the next succeeding Settlement Date. Such proceeds, interest or income which are not so invested or reinvested in Permitted Investments shall, except as otherwise provided in this Agreement or the relevant Cash Collateral Agreement, be deposited and held in the Cash Collateral Account. Neither the Agent nor any of its Affiliates shall be liable to the Seller, the Servicer or any other Person for, or with respect to, any decline in value of amounts on deposit in the Cash Collateral Account. Permitted Investments from time to time purchased and held pursuant to this Section 6.07 shall be referred to as "Collateral Securities" and shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts. Each such Permitted Investment shall be made in the name of the Agent or its designee.

                  (c) Following the occurrence of any Event of Termination, the Agent may, at any time or from time to time after funds are either deposited in the Cash Collateral Account or invested in Collateral Securities, after selling, if necessary, any Collateral Securities, withdraw funds then held in the Cash Collateral Account. The Seller agrees that Permitted Investments are of a type customarily sold on a recognized market and, accordingly, no notice of sale of any Permitted Investments shall be required. To the extent notice of sale of any Collateral Securities shall be required by law, at least ten days' notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (d) The Agent shall have the sole right of withdrawal with respect to the Cash Collateral Account. None of the Seller, the Servicer or any Person claiming on behalf of or through the Seller or the Servicer shall have any right to withdraw any of the funds held in the Cash Collateral Account.

                  (e) The Seller agrees that it will not (i) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (ii) create or permit to exist any Adverse Claim upon or with respect to the Cash Collateral Account or any funds held therein, except the Adverse Claim in favor of the Agent for the benefit of the Purchasers created pursuant to this Agreement.

                  (f) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such

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care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

                                  ARTICLE VII

                              EVENTS OF TERMINATION

                  SECTION 7.01 Events of Termination. If any of the following events (each an "Event of Termination") shall occur and be continuing:

                  (a) (i) The Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this subsection (a)) and such failure shall remain unremedied for three Business Days after notice or (ii) any Transaction Party shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document (including, without limitation, any failure to make a deposit into the Cash Collateral Account when due) or (iii) the Servicer shall fail to maintain a Cash Collateral Account subject to a duly executed Cash Collateral Agreement as and when required pursuant to Section 6.07; or

                  (b) Any representation or warranty made or deemed made by any Transaction Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any certificate, report or other statement delivered by any Transaction Party pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

                  (c) (i) The Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h) or Section 6.03(a), or
(ii) the Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and such failure shall remain unremedied for ten Business Days after the first date on which the Seller receives written notice thereof from the Agent; or

                  (d) (i) Any Transaction Party or any Consolidated Subsidiary shall default beyond any applicable period of grace in any payment of principal or interest on any indebtedness for any borrowed money for which such Transaction Party or any Consolidated Subsidiary is liable in a principal amount then outstanding of $25,000,000 or more or (ii) any other event of default (other than a failure to pay principal or interest) shall occur under any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for any borrowed money for which any Transaction Party or any Consolidated Subsidiary is liable in a principal amount then outstanding of $25,000,000 and either (A) the occurrence of such event shall result in such indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable or (B) the occurrence of such event shall permit the holders of such indebtedness to declare such indebtedness to be due and payable prior to the date on which it would otherwise become due and payable; or

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                  (e)      Any purchase or any reinvestment pursuant to this
Agreement shall for any reason cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership or security interest to the extent of the pertinent Receivable Interest in each Pool Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to
Section 2.10 shall for any reason cease to be a valid and perfected first priority security interest in the collateral referred to in that Section; or

                  (f) Any Transaction Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Transaction Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Transaction Party shall take any corporate or other action to authorize any of the actions set forth above in this subsection
(f); or

                  (g) As of the last day of any calendar month, the Default Ratio shall exceed 8.50%; or

                  (h) The sum of the Receivable Interests shall exceed the Maximum Receivable Interests for five consecutive Business Days; or

                  (i) There shall have occurred or shall exist any event or condition which has had or will have a Material Adverse Effect; or

                  (j) An "Event of Termination" shall occur under the Sale Agreement, or the Sale Agreement shall cease to be in full force and effect or any Transaction Party shall so state in writing; or

                  (k) NIPSCO shall cease to own, directly or indirectly, all of the outstanding membership interests of the Seller, free and clear of any Adverse Claim; or

                  (l) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the IRC with regard to any of the assets of the Seller or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller, the Originator or any Subsidiaries of the Originator; or

                  (m) One or more judgments or decrees shall be entered against any Transaction Party or any Consolidated Subsidiary involving in the aggregate a liability (not paid

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or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, dismissed, discharged, bonded or stayed within 30 days from the entry thereof;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller, the Agent may, in its discretion, declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in paragraph (f) of this Section 7.01, the Termination Date shall occur and NIPSCO (if it is then serving as the Servicer) shall cease to be the Servicer, and the Agent or its designee shall become the Servicer. Upon any such declaration or designation or upon such automatic termination, the Conduit Purchaser, the Bank Purchasers and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE VIII

                                    THE AGENT

                  SECTION 8.01 Authorization and Action. Each Purchaser hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Transaction Party, the Conduit Purchaser or the Bank Purchasers. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

                  SECTION 8.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Receivables as Servicer), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Conduit Purchaser or any Bank Purchaser (whether written or oral) and shall not be responsible to the Conduit Purchaser or any Bank Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Transaction Party or to inspect the property (including the books and records) of any Transaction Party; (d) shall not be responsible to the

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Conduit Purchaser or any Bank Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 8.03 CNAI and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Bank Purchaser and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Transaction Parties or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Transaction Parties or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Conduit Purchaser or the Bank Purchasers.

                  SECTION 8.04 Indemnification of Agent. Each Bank Purchaser agrees to indemnify the Agent (to the extent not reimbursed by the Transaction Parties), ratably according to the respective Percentage of such Bank Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Agent under this Agreement or any other Transaction Document, provided that no Bank Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

                  SECTION 8.05 Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  SECTION 8.06 Action or Inaction by Agent. The Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Bank Purchasers or the Majority Bank Purchasers, as the case may be, and assurance of its indemnification by the Bank Purchasers, as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Bank Purchasers or the Majority Bank Purchasers, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the Conduit Purchaser and all Bank Purchasers. The Purchasers and the Agent agree that unless any action to be taken by the Agent under a Transaction Document (i) specifically requires the advice or concurrence of all the Bank Purchasers or
(ii) may be taken by the Agent alone or without any advice or concurrence of any Bank Purchaser, then the Agent may take action based upon the advice or concurrence of the Majority Bank Purchasers.

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                  SECTION 8.07 Notice of Events of Termination; Action by Agent.
The Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Event of Termination or of any Event of Termination unless the Agent has received notice from any Purchaser or the Seller stating that an Incipient Event of Termination or Event of Termination has occurred hereunder and describing such Incipient Event of Termination or Event of Termination. If the Agent receives such a notice, it shall promptly give notice thereof to the Bank Purchasers. The Agent shall take such action concerning an Incipient Event of Termination or an Event of Termination or any other matter hereunder as may be directed by the Bank Purchasers or the Majority Bank Purchasers, as the case may be (subject to the other provisions of this Article VIII), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

                  SECTION 8.08 Non-Reliance on Agent and Other Parties. Each Purchaser expressly acknowledges that neither the Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Transaction Party and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Agent to any Purchaser, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Transaction Parties or any of their Affiliates that comes into the possession of the Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

                  SECTION 8.09 Successor Agent. The Agent may, upon at least thirty (30) days notice to the Seller, the Servicer and each Bank Purchaser, resign as Agent. Except as provided below, such resignation shall not become effective until a successor Agent is appointed by the Majority Bank Purchasers and has accepted such appointment. If no successor Agent shall have been so appointed by the Majority Bank Purchasers within 30 days after the departing Agent's giving of notice of resignation, the departing Agent may, on behalf of the Majority Bank Purchasers, appoint a successor Agent, which successor Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody's and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution and (so long as no Event of Termination has occurred and is continuing hereunder) shall be acceptable to the Seller. If no successor Agent shall have been so appointed by the Majority Bank Purchasers within 60 days after the departing Agent's giving of notice of resignation, the departing Agent may, on behalf of the Majority Bank Purchasers, petition a court of competent jurisdiction to appoint a successor Agent, which successor Agent shall have short-term debt ratings of at least A-1 from S&P and P-1 from Moody's, and shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or an Affiliate of such an institution. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the

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retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Section 6.06, Article IX and this
Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  SECTION 9.01 Indemnities by the Seller. Without limiting any other rights that the Agent, the Conduit Purchaser, the Bank Purchasers, the Affected Persons or any of their respective Affiliates (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or delayed payment thereon due to creditworthiness of the Obligors. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

                           (i) the failure of any Receivable represented by the Seller or the Servicer to be an Eligible Receivable hereunder to be an "Eligible Receivable" at the time of such representation;

                           (ii) any representation, warranty or statement made or deemed made by any Transaction Party (or any of their respective officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any respect when made;

                           (iii) the failure by any Transaction Party to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable law, rule or regulation;

                           (iv) the failure to vest (a) in the Purchasers a first priority perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables and the Related Security and Collections in respect thereof, or (b) in the Agent a first priority perfected security interest in all of the property described in Section 2.10, in each case free and clear of any Adverse Claim;

                           (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable

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                  jurisdiction or other applicable laws with respect to any
                  Receivables and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

                           (vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise, goods or services related to such Receivable or the furnishing or failure to furnish such merchandise, goods or services or relating to collection activities with respect to such Receivable;

                           (vii) any failure of any Transaction Party to perform its duties or obligations in accordance with the provisions hereof and each other Transaction Document or to perform its duties or obligations under the Contracts or to timely and fully comply in all respects with the applicable Originator's Credit and Collection Policy in regard to each Receivable and the related Contract;

                           (viii) any products liability, environmental or other claim arising out of or in connection with merchandise, goods or services which are the subject of any Contract or any credit card issued by the Originator or any Contract related thereto;

                           (ix)     the commingling of Collections of
                  Receivables at any time with other funds;

                           (x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

                           (xi) any failure of any Transaction Party to comply with its covenants contained in this Agreement or any other Transaction Document;

                           (xii)    any setoff with respect to any Receivable;

                           (xiii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable; or

                           (xiv) the failure by any Transaction Party to pay when due any taxes, including, without limitation, sales, excise or personal property taxes.

                  Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller's indemnification obligations in this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.

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                                    ARTICLE X

                                  MISCELLANEOUS

                  SECTION 10.01 No Waiver; Amendments, Etc. No failure on the part of the Conduit Purchaser, the Bank Purchasers or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any Transaction Party therefrom shall be effective unless in a writing signed by the Agent and the Majority Bank Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Agent, affect the rights or duties of the Servicer under this Agreement; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Bank Purchaser (or, in the case of clause (c) below, each Bank Purchaser having its fees reduced or delayed) in addition to the Agent:

                           (a)      change (directly or indirectly) the
definitions of Eligible Receivable, Delinquent Receivable, Default Ratio, Defaulted Receivable, Net Receivables Pool Balance, Loss Reserve, Yield and Fee Reserve or Total Reserves contained in this Agreement, or increase the then existing Concentration Limit or Special Concentration Limit for any Obligor or change the calculation of Receivable Interest as set forth in such definition;

                           (b)      reduce the amount of Capital or Yield that
is payable on account of any Receivable Interest or delay any scheduled date for payment thereof;

                           (c)      reduce fees (including, without limitation,
the Liquidity Fees and Program Fees) payable by the Seller to the Conduit Purchaser or the Bank Purchasers or delay the dates on which such fees are payable;

                           (d)      extend the Scheduled Commitment Termination
Date (except as set forth in the definition thereof);

                           (e)      change or waive any Event of Termination;

                           (f)      change any of the provisions of this Section
or the definition of "Majority Bank Purchasers";

                           (g)      change or waive any of the provisions of
Section 2.04(c); or

                           (h)      waive any breach of the representations and
warranties referred to in Section 4.01(t):

and provided, further, that no amendment, waiver or consent shall increase the Commitment or Liquidity Commitment of any Bank Purchaser unless in writing and signed by such Bank Purchaser.

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                  SECTION 10.02 Notices, Etc. All notices and other
communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

                  SECTION 10.03 Assignability. (a) This Agreement and the Conduit Purchaser's rights and obligations hereunder (including ownership of each Receivable Interest) shall be assignable by the Conduit Purchaser and its successors and permitted assigns to any Eligible Assignee. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Receivables, furnished to such assignor by or on behalf of any Transaction Party or by the Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Section 10.06(b).

                  (b) Assignment by Bank Purchasers. Each Bank Purchaser may assign to any Eligible Assignee or to any other Bank Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, Liquidity Commitment and any Receivable Interests or interests therein owned by it); provided, however that

                           (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

                           (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $25,000,000 and (y) all of the assigning Bank Purchaser's Commitment,

                           (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500, and

                           (iv) concurrently with such assignment, it shall assign to such assignee Bank Purchaser or other Eligible Assignee an equal percentage of its rights and obligations under the Asset Purchase Agreement to which such assignor Bank Purchaser is a party.

                  Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement

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have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank Purchaser thereunder and (y) the assigning Bank Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank Purchaser's rights and obligations under this Agreement, such Bank Purchaser shall cease to be a party hereto). In addition, any Bank Purchaser or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of any Transaction Party, any other Bank Purchaser or Conduit Purchaser or the Agent.

                  (c) Register. The Agent shall maintain at its address referred to on the signature page of this Agreement (or such other address of the Agent notified by the Agent to the other parties hereto) a copy of each Assignment and Acceptance delivered to it and accepted by it and a register for the recordation of the names and addresses of the Bank Purchasers and the Conduit Purchaser, the Commitment and Liquidity Commitment of each Bank Purchaser and the aggregate outstanding Capital of the Receivable Interest or interests therein owned by each Conduit Purchaser and Bank Purchaser from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Agent, the Conduit Purchaser and the Bank Purchasers may treat each Person whose name is recorded in the Register as a Bank Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Conduit Purchaser or any Bank Purchaser at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Procedure. Upon its receipt of an Assignment and Acceptance executed by an assigning Bank Purchaser and an Eligible Assignee or assignee Bank Purchaser, the Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

                  (e) Participations. Each Bank Purchaser may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, Liquidity Commitment and the interests in the Receivable Interests owned by it); provided, however, that

                           (i) such Bank Purchaser's obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged,

                           (ii) such Bank Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and

                           (iii)    concurrently with the sale of such
                  participation, the selling Bank Purchaser shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Asset Purchase Agreement to which such Bank Purchaser is a party.

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                  The Agent, the Conduit Purchaser, the other Bank Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Bank Purchaser in connection with such Bank Purchaser's rights and obligations under this Agreement.

                  (f) Assignments by Agent. This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Agent, so long as no Event of Termination has occurred and is continuing, such assignment shall require the Seller's consent (not to be unreasonably withheld or delayed).

                  (g) No Assignment by Seller or Servicer. Neither the Seller nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

                  SECTION 10.04 Costs and Expenses. In addition to the rights of indemnification granted under Section 10.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.02, subject to the limitations described therein) of this Agreement, any Asset Purchase Agreement and the Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Conduit Purchaser, the Bank Purchasers and their respective Affiliates with respect thereto and with respect to advising the Agent, the Conduit Purchaser, the Bank Purchasers and their respective Affiliates as to their rights and remedies under this Agreement. In addition, the Seller agrees to pay on demand all costs and expenses (including reasonable counsel fees and expenses), of the Agent, the Conduit Purchaser, the Bank Purchasers and their respective Affiliates, incurred in connection with the enforcement of this Agreement and the Transaction Documents.

                  SECTION 10.05 No Proceedings. Each of the Seller, the Agent, the Servicer, the Conduit Purchase, each Bank Purchaser, each assignee of a Receivable Interest or any interest therein and each Person which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against the Conduit Purchaser any proceeding of the type referred to in Section 7.01(f) so long as any commercial paper, promissory notes or other senior indebtedness issued by the Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper, promissory notes or other senior indebtedness shall have been outstanding.

                  SECTION 10.06 Confidentiality. (a) The Seller and the Servicer each agrees to maintain the confidentiality of the Transaction Documents in communications with third parties and otherwise; provided that the Transaction Documents may be disclosed (i) to the legal counsel and auditors of the Seller and the Servicer if they agree to hold it confidential, and (ii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that if the Seller requests the Bank Purchasers to extend the "Scheduled Commitment Termination Date" in accordance with the definition of such term and part or all of the Bank Purchasers decline to grant such extension,

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then the Seller may disclose this Agreement to other financial institutions for purposes of securing a replacement bank or receivables purchase facility.

                  (b) Each Purchaser and the Agent agrees to maintain the confidentiality of all proprietary information with respect to the Seller, the Servicer or the Receivables furnished or delivered to it pursuant to this Agreement; provided, that such information may be disclosed (i) to such party's legal counsel and auditors if they agree to hold such information confidential,
(ii) to such party's assignees and participants and potential assignees and participants and their respective counsel if they agree to hold it confidential,
(iii) to the rating agencies and the providers of credit enhancement or liquidity for each Conduit Purchaser, and (iv) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

                  (c) Notwithstanding any other provision herein, each party hereto (and each of their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

                  SECTION 10.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE AGENT, THE CONDUIT PURCHASER AND THE BANK PURCHASERS IN THE RECEIVABLES AND ANY OTHER COLLATERAL DESCRIBED IN SECTION 2.10 ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  SECTION 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

                  SECTION 10.09 Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or

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unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the later of (i) the Termination Date and (ii) the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all Fees and other Seller Obligations are paid in full; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV, and the provisions of Sections 2.08, 2.09, 6.06, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

                  SECTION 10.10 Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the Seller and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.10 shall affect the right of the Conduit Purchaser, any Bank Purchaser or the Agent to serve legal process in any other manner permitted by law.

                  SECTION 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

                  SECTION 10.12 Ratable Payments. If any Bank Purchaser, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Bank Purchaser entitled to receive a ratable share of such Seller Obligations, such Bank Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Bank Purchasers so that after such purchase each Bank Purchaser will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Bank Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  SECTION 10.13 Limitation of Liability. No claim may be made by any Transaction Party or any other Person against any Purchaser, the Agent or their respective

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Affiliates, directors, officers, employees, attorneys or agents (each a
"Purchaser Party") for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith, except with respect to any claim arising out of the willful misconduct or gross negligence of such Purchaser Party; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  SECTION 10.14 Intent of the Parties. (a) It is the intention of the parties hereto that each purchase of Receivable Interests shall convey to the Agent for the benefit of the applicable Purchasers, to the extent of such Receivable Interests, an undivided interest in the Receivables and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes other than for United States federal, state and local income tax purposes. If, notwithstanding such intention, the conveyance of the Receivable Interests from the Seller shall ever be recharacterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Agent for the benefit of the Purchasers a duly perfected first priority security interest in all of the Seller's right, title and interest in, to and under the Receivables and Related Security and Collections in respect thereof, free and clear of Adverse Claims.

                  (b) The Seller has structured the Transaction Documents with the intention that the Receivable Interests and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the "Intended Tax Treatment"). The Seller, NIPSCO, the Agent, the Conduit Purchaser and the Bank Purchasers agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment. Each assignee and each participant acquiring an interest in a Receivable Interest, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

                  SECTION 10.15 Release Upon Termination. On the date following the Termination Date on which all outstanding Capital and Yield is reduced to zero and all other Seller Obligations are paid in full, the Agent shall, at the expense of the Seller, promptly deliver any document or agreement reasonably requested by the Seller to evidence the termination of the interests of the Agent and the Purchasers in the Receivables, Related Security, the Blocked Accounts and the Cash Collateral Account, if any (including, without limitation, UCC-3 termination statement and notices terminating the Blocked Account Agreements and the Cash Collateral Agreement, if any).

                  [Remainder of page intentionally left blank]

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

         SELLER:                    NIPSCO RECEIVABLES CORPORATION

                                    By: /s/ David J. Vajda
                                            Name: David J. Vajda
                                            Title: Vice President and Treasure

                                    801 E. 86th Avenue
                                    Merrillville, IN 46410
                                    Attention: Treasurer
                                    Facsimile: (219) 647-6180

         SERVICER:                  NORTHERN INDIANA PUBLIC SERVICE COMPANY

                                    By: /s/ David J. Vajda
                                            Name: David J. Vajda
                                            Title: Vice President and Treasurer

                                    801 E. 86th Avenue
                                    Merrillville, IN 46410
                                    Attention: Treasurer
                                    Facsimile: (219) 647-6180

         AGENT:                     CITICORP NORTH AMERICA, INC., as Agent

                                    By: /s/ Arthur Bovino
                                            Name: Arthur Bovino
                                            Title: Vice President

                                    450 Mamaroneck Avenue
                                    Harrison, NY 10528
                                    Attention: Global Securitization
                                    Facsimile No. 914-899-7890

                Signature Page to Receivables Purchase Agreement

         CONDUIT
         PURCHASER:                 CAFCO, LLC

                                    By: Citicorp North America, Inc.,
                                        as Attorney-in-Fact

                                    By: /s/ Arthur Bovino
                                            Name: Arthur
                                            Title:

                                    450 Mamaroneck Avenue
                                    Harrison, NY 10528
                                    Attention: Global Securitization
                                    Facsimile No. 914-899-7890

         BANK PURCHASERS:           CITIBANK, N.A.

                                    By: /s/ Arthur Bovino
                                            Attorney-in-Fact

                                    399 Park Avenue
                                    New York, NY 10528
                                    Attention:
                                    Facsimile No.

                Signature Page to Receivables Purchase Agreement

                                    DANSKE BANK A/S, CAYMAN ISLANDS BRANCH

                                    By: /s/ Petri Luukkanen
                                            Name: Petri Luukkanen
                                            Title: Assistant General Manager

                                    By: /s/ John A O'Neill
                                            Name: John A. O'Neill
                                            Title: Assistant General Manager

                                    299 Park Avenue - 14th Floor
                                    New York, NY 10179
                                    Attention: Gavin Rees
                                    Facsimile No. 212-984-9568

                Signature Page to Receivables Purchase Agreement

                                     ANNEX H

             Additional Representations and Warranties of the Seller

1. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables, the Related Security and Collections with respect thereto and the Blocked Accounts in favor of the Agent, for the benefit of the Purchasers, which security interest is prior to all other Adverse Claims, and is enforceable as such against the creditors of and purchasers from the Seller.

2. The Receivables constitute "accounts" within the meaning of the applicable UCC.

3. The Seller owns and has good title to the Receivables, the Related Security and Collections with respect thereto and the Blocked Accounts, free and clear of any Adverse Claim, claim or encumbrance of any Person.

4. The Seller has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, the Related Security and Collections with respect thereto and the Blocked Accounts granted to the Agent, for the benefit of the Purchasers, hereunder.

5. Other than the security interest granted to the Agent, for the benefit of the Purchasers, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, the Related Security and Collections with respect thereto or the Blocked Accounts. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables, the Related Security and Collections with respect thereto or the Blocked Accounts other than any financing statement relating to the security interest granted to the Agent, for the benefit of the Purchasers, hereunder or that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller.